Exhibit 99.3
Explanatory Note
The following Item 8. Financial Statements and Supplementary Data is an updated version of Item 8. Financial Statements and Supplementary Data in the Annual Report on Form 10-K for the year ended December 31, 2014 filed by CF Industries Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 26, 2015 (the “2014 Form 10-K”). The updated version of Item 8. Financial Statements and Supplementary Data includes changes to reflect on a retrospective basis the change in the Company’s reportable segments that occurred in the third quarter of 2015, but does not otherwise reflect events occurring after February 26, 2015. Information regarding events and developments subsequent to February 26, 2015 is included in the Company’s other filings with the SEC since that date. The information in this Exhibit 99.3 should be read in conjunction with the other information in the Current Report on Form 8-K of which this Exhibit 99.3 is a part, the 2014 Form 10-K, including Item 1A. Risk Factors, and the Company’s other reports filed with the SEC after February 26, 2015.
ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
CF Industries Holdings, Inc.:
We have audited the accompanying consolidated balance sheets of CF Industries Holdings, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CF Industries Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CF Industries Holdings, Inc.'s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2015 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.
(signed) KPMG LLP

Chicago, Illinois
February 26, 2015 except as to Notes 1, 2, 5, and 9 as to which date is December 15, 2015

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2014	2013	2012
	(in millions, except per share amounts)
Net sales	$4,743.2	$5,474.7	$6,104.0
Cost of sales	2,964.7	2,954.5	2,990.7
Gross margin	1,778.5	2,520.2	3,113.3
Selling, general and administrative expenses	151.9	166.0	151.8
Other operating—net	53.3	(15.8)	49.1
Total other operating costs and expenses	205.2	150.2	200.9
Gain on sale of phosphate business	750.1	—	—
Equity in earnings of operating affiliates	43.1	41.7	47.0
Operating earnings	2,366.5	2,411.7	2,959.4
Interest expense	178.2	152.2	135.3
Interest income	(0.9)	(4.7)	(4.3)
Other non-operating—net	1.9	54.5	(1.1)
Earnings before income taxes and equity in earnings of non-operating affiliates	2,187.3	2,209.7	2,829.5
Income tax provision	773.0	686.5	964.2
Equity in earnings of non-operating affiliates—net of taxes	22.5	9.6	58.1
Net earnings	1,436.8	1,532.8	1,923.4
Less: Net earnings attributable to noncontrolling interest	46.5	68.2	74.7
Net earnings attributable to common stockholders	$1,390.3	$1,464.6	$1,848.7
Net earnings per share attributable to common stockholders:
Basic	$27.16	$24.87	$28.94
Diluted	$27.08	$24.74	$28.59
Weighted-average common shares outstanding:
Basic	51.2	58.9	63.9
Diluted	51.3	59.2	64.7
See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
	2014	2013	2012
	(in millions)
Net earnings	$1,436.8	$1,532.8	$1,923.4
Other comprehensive income (loss):
Foreign currency translation adjustment—net of taxes	(72.4)	(30.2)	46.7
Unrealized (loss) gain on hedging derivatives—net of taxes	(1.8)	1.9	4.6
Unrealized gain on securities—net of taxes	0.2	1.0	2.6
Defined benefit plans—net of taxes	(43.2)	33.6	(3.5)
	(117.2)	6.3	50.4
Comprehensive income	1,319.6	1,539.1	1,973.8
Less: Comprehensive income attributable to noncontrolling interest	46.5	67.5	75.4
Comprehensive income attributable to common stockholders	$1,273.1	$1,471.6	$1,898.4

See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(in millions, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$1,996.6	$1,710.8
Restricted cash	86.1	154.0
Accounts receivable—net	191.5	230.9
Inventories	202.9	274.3
Deferred income taxes	84.0	60.0
Prepaid income taxes	34.8	33.4
Assets held for sale	—	74.3
Other current assets	18.6	92.4
Total current assets	2,614.5	2,630.1
Property, plant and equipment—net	5,525.8	4,101.7
Investments in and advances to affiliates	861.5	926.0
Goodwill	2,092.8	2,095.8
Noncurrent assets held for sale	—	679.0
Other assets	243.6	245.5
Total assets	$11,338.2	$10,678.1
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$589.9	$564.1
Income taxes payable	16.0	73.3
Customer advances	325.4	120.6
Liabilities held for sale	—	26.8
Other current liabilities	48.4	43.5
Total current liabilities	979.7	828.3
Long-term debt	4,592.5	3,098.1
Deferred income taxes	818.6	833.2
Noncurrent liabilities held for sale	—	154.5
Other noncurrent liabilities	374.9	325.6
Equity:
Stockholders' equity:
Preferred stock—$0.01 par value, 50,000,000 shares authorized	—	—
Common stock—$0.01 par value, 500,000,000 shares authorized, 2014—49,180,828 shares issued and 2013—56,733,712 shares issued	0.5	0.6
Paid-in capital	1,415.9	1,594.3
Retained earnings	3,175.3	3,725.6
Treasury stock—at cost, 2014—846,218 shares and 2013—885,518 shares	(222.2)	(201.8)
Accumulated other comprehensive loss	(159.8)	(42.6)
Total stockholders' equity	4,209.7	5,076.1
Noncontrolling interest	362.8	362.3
Total equity	4,572.5	5,438.4
Total liabilities and equity	$11,338.2	$10,678.1
See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EQUITY

	Common Stockholders
	$0.01 Par Value Common Stock	Treasury Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity	Noncontrolling Interest	Total Equity
	(in millions)
Balance as of December 31, 2011	$0.7	$(1,000.2)	$2,804.8	$2,841.0	$(99.3)	$4,547.0	$385.9	$4,932.9
Net earnings	—	—	—	1,848.7	—	1,848.7	74.7	1,923.4
Other comprehensive income:
Foreign currency translation adjustment—net of taxes	—	—	—	—	46.0	46.0	0.7	46.7
Unrealized net gain on hedging derivatives—net of taxes	—	—	—	—	4.6	4.6	—	4.6
Unrealized net gain on securities—net of taxes	—	—	—	—	2.6	2.6	—	2.6
Defined benefit plans—net of taxes	—	—	—	—	(3.5)	(3.5)	—	(3.5)
Comprehensive income						1,898.4	75.4	1,973.8
Purchases of treasury stock	—	(500.0)	—	—	—	(500.0)	—	(500.0)
Retirement of treasury stock	(0.1)	1,500.2	(374.2)	(1,125.9)	—	—	—	—
Acquisition of treasury stock under employee stock plans	—	(2.3)	—	—	—	(2.3)	—	(2.3)
Issuance of $0.01 par value common stock under employee stock plans	—	—	14.6	—	—	14.6	—	14.6
Stock-based compensation expense	—	—	11.1	—	—	11.1	—	11.1
Excess tax benefit from stock-based compensation	—	—	36.1	—	—	36.1	—	36.1
Cash dividends ($1.60 per share)	—	—	—	(102.7)	—	(102.7)	—	(102.7)
Distributions declared to noncontrolling interest	—	—	—	—	—	—	(83.1)	(83.1)
Effect of exchange rates changes	—	—	—	—	—	—	1.8	1.8
Balance as of December 31, 2012	$0.6	$(2.3)	$2,492.4	$3,461.1	$(49.6)	$5,902.2	$380.0	$6,282.2
Net earnings	—	—	—	1,464.6	—	1,464.6	68.2	1,532.8
Other comprehensive income:
Foreign currency translation adjustment—net of taxes	—	—	—	—	(29.5)	(29.5)	(0.7)	(30.2)
Unrealized net gain on hedging derivatives—net of taxes	—	—	—	—	1.9	1.9	—	1.9
Unrealized net gain on securities—net of taxes	—	—	—	—	1.0	1.0	—	1.0
Defined benefit plans—net of taxes	—	—	—	—	33.6	33.6	—	33.6
Comprehensive income						1,471.6	67.5	1,539.1
Acquisitions of noncontrolling interests in Canadian Fertilizers Limited (CFL)	—	—	(752.5)	—	—	(752.5)	(16.8)	(769.3)
Purchases of treasury stock	—	(1,449.3)	—	—	—	(1,449.3)	—	(1,449.3)
Retirement of treasury stock	—	1,247.8	(180.4)	(1,067.4)	—	—	—	—
Acquisition of treasury stock under employee stock plans	—	(3.2)	—	—	—	(3.2)	—	(3.2)
Issuance of $0.01 par value common stock under employee stock plans	—	5.2	8.7	(3.6)	—	10.3	—	10.3
Stock-based compensation expense	—	—	12.6	—	—	12.6	—	12.6
Excess tax benefit from stock-based compensation	—	—	13.5	—	—	13.5	—	13.5
Cash dividends ($2.20 per share)	—	—	—	(129.1)	—	(129.1)	—	(129.1)
Distributions declared to noncontrolling interest	—	—	—	—	—	—	(68.5)	(68.5)
Effect of exchange rates changes	—	—	—	—	—	—	0.1	0.1
Balance as of December 31, 2013	$0.6	$(201.8)	$1,594.3	$3,725.6	$(42.6)	$5,076.1	$362.3	$5,438.4
Net earnings	—	—	—	1,390.3	—	1,390.3	46.5	1,436.8
Other comprehensive income:
Foreign currency translation adjustment—net of taxes	—	—	—	—	(72.4)	(72.4)	—	(72.4)
Unrealized net loss on hedging derivatives—net of taxes	—	—	—	—	(1.8)	(1.8)	—	(1.8)
Unrealized net gain on securities—net of taxes	—	—	—	—	0.2	0.2	—	0.2
Defined benefit plans—net of taxes	—	—	—	—	(43.2)	(43.2)	—	(43.2)
Comprehensive income						1,273.1	46.5	1,319.6
Purchases of treasury stock	—	(1,923.7)	—	—	—	(1,923.7)	—	(1,923.7)
Retirement of treasury stock	(0.1)	1,905.5	(220.5)	(1,684.9)	—	—	—	—
Acquisition of treasury stock under employee stock plans	—	(3.1)	—	—	—	(3.1)	—	(3.1)
Issuance of $0.01 par value common stock under employee stock plans	—	0.9	16.7	—	—	17.6	—	17.6
Stock-based compensation expense	—	—	16.7	—	—	16.7	—	16.7
Excess tax benefit from stock-based compensation	—	—	8.7	—	—	8.7	—	8.7
Cash dividends ($5.00 per share)	—	—	—	(255.7)	—	(255.7)	—	(255.7)
Distributions declared to noncontrolling interest	—	—	—	—	—	—	(46.0)	(46.0)
Balance as of December 31, 2014	$0.5	$(222.2)	$1,415.9	$3,175.3	$(159.8)	$4,209.7	$362.8	$4,572.5
See Accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2014	2013	2012
	(in millions)
Operating Activities:
Net earnings	$1,436.8	$1,532.8	$1,923.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	392.5	410.6	419.8
Deferred income taxes	18.5	(34.3)	(138.4)
Stock-based compensation expense	16.6	12.6	11.9
Excess tax benefit from stock-based compensation	(8.7)	(13.5)	(36.1)
Unrealized loss (gain) on derivatives	119.2	(59.3)	(78.8)
Gain on sale of phosphate business	(750.1)	—	—
Loss on disposal of property, plant and equipment	3.7	5.6	5.5
Undistributed earnings of affiliates—net of taxes	(11.5)	(11.3)	(14.9)
Changes in:
Accounts receivable—net	36.1	0.4	53.2
Inventories	63.8	(80.3)	34.8
Accrued and prepaid income taxes	(56.8)	(153.4)	58.7
Accounts payable and accrued expenses	(53.2)	49.5	25.5
Customer advances	204.8	(260.1)	123.3
Margin deposits	—	—	0.8
Other—net	(3.1)	67.5	(13.1)
Net cash provided by operating activities	1,408.6	1,466.8	2,375.6
Investing Activities:
Additions to property, plant and equipment	(1,808.5)	(823.8)	(523.5)
Proceeds from sale of property, plant and equipment	11.0	12.6	17.0
Proceeds from sale of phosphate business	1,372.0	—	—
Sales and maturities of short-term and auction rate securities	5.0	13.5	48.4
Canadian terminal acquisition	—	(72.5)	—
Deposits to restricted cash funds	(505.0)	(154.0)	—
Withdrawals from restricted cash funds	573.0	—	—
Deposits to asset retirement obligation funds	—	(2.9)	(55.4)
Other—net	9.0	7.8	—
Net cash used in investing activities	(343.5)	(1,019.3)	(513.5)
Financing Activities:
Proceeds from long-term borrowings	1,494.2	1,498.0	—
Financing fees	(16.0)	(14.5)	—
Purchases of treasury stock	(1,934.9)	(1,409.1)	(500.0)
Acquisitions of noncontrolling interests in CFL	—	(918.7)	—
Dividends paid on common stock	(255.7)	(129.1)	(102.7)
Distributions to noncontrolling interest	(46.0)	(73.7)	(231.8)
Issuances of common stock under employee stock plans	17.6	10.3	14.6
Excess tax benefit from stock-based compensation	8.7	13.5	36.1
Payments of long-term debt	—	—	(13.0)
Advances from unconsolidated affiliates	—	—	40.5
Repayments of advances from unconsolidated affiliates	—	—	(40.5)
Other—net	(43.0)	43.0	—
Net cash used in financing activities	(775.1)	(980.3)	(796.8)
Effect of exchange rate changes on cash and cash equivalents	(4.2)	(31.3)	2.6
Increase (decrease) in cash and cash equivalents	285.8	(564.1)	1,067.9
Cash and cash equivalents at beginning of period	1,710.8	2,274.9	1,207.0
Cash and cash equivalents at end of period	$1,996.6	$1,710.8	$2,274.9

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Background and Basis of Presentation
We are one of the largest manufacturers and distributors of nitrogen fertilizer and other nitrogen products in the world. Our principal customers are cooperatives, independent fertilizer distributors and industrial users. Our principal nitrogen fertilizer products are ammonia, granular urea, urea ammonium nitrate solution (UAN) and ammonium nitrate (AN). Our other nitrogen products include diesel exhaust fluid (DEF), urea liquor, and aqua ammonia, which are sold primarily to our industrial customers. Our core market and distribution facilities are concentrated in the midwestern United States and other major agricultural areas of the United States and Canada. We also export nitrogen fertilizer products, primarily from our Donaldsonville, Louisiana manufacturing facilities.
Our principal assets include:

•
six nitrogen fertilizer manufacturing facilities located in: Donaldsonville, Louisiana (the largest nitrogen fertilizer complex in North America); Medicine Hat, Alberta (the largest nitrogen fertilizer complex in Canada); Port Neal, Iowa; Courtright, Ontario; Yazoo City, Mississippi; and Woodward, Oklahoma;

•
a 75.3% interest in Terra Nitrogen Company, L.P. (TNCLP), a publicly-traded limited partnership of which we are the sole general partner and the majority limited partner and which, through its subsidiary Terra Nitrogen, Limited Partnership (TNLP), operates a nitrogen fertilizer manufacturing facility in Verdigris, Oklahoma;

•	an extensive system of terminals and associated transportation equipment located primarily in the midwestern United States; and

•	joint venture investments that we account for under the equity method, which consist of:

•	a 50% interest in GrowHow UK Limited (GrowHow), a nitrogen products production joint venture located in the United Kingdom and serving primarily the British agricultural and industrial markets;

•	a 50% interest in Point Lisas Nitrogen Limited (PLNL), an ammonia production joint venture located in the Republic of Trinidad and Tobago; and

•	a 50% interest in KEYTRADE AG (Keytrade), a global fertilizer trading company headquartered near Zurich, Switzerland.
Prior to March 17, 2014, we also manufactured and distributed phosphate fertilizer products. Our principal phosphate products were diammonium phosphate (DAP) and monoammonium phosphate (MAP). On March 17, 2014, we completed the sale of our phosphate mining and manufacturing business (the “Transaction”), which was located in Florida, to The Mosaic Company (Mosaic) for approximately $1.4 billion in cash. The Transaction followed the terms of the definitive agreement executed in October 2013. The accounts receivable and accounts payable pertaining to the phosphate mining and manufacturing business and certain phosphate inventory held in distribution facilities were not sold to Mosaic in the Transaction and were settled in the ordinary course.
Upon closing the Transaction, we began to supply Mosaic with ammonia produced by our PLNL joint venture. The contract to supply ammonia to Mosaic from our PLNL joint venture represents the continuation of a supply practice that previously existed between our former phosphate mining and manufacturing business and other operations of the Company. Prior to March 17, 2014, PLNL sold ammonia to us for use in the phosphate business and the cost was included in our production costs in our phosphate segment. Subsequent to the sale of the phosphate business, we now sell the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and the costs to purchase the ammonia from PLNL are now included in our ammonia segment. Our 50% share of the operating results of our PLNL joint venture continues to be included in equity in earnings of operating affiliates in our consolidated statements of operations. Because of the significance of this continuing supply practice, in accordance with U.S. generally accepted accounting principles (GAAP), the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statements of operations. See Note 4—Phosphate Business Disposition and Note 22—Assets and Liabilities Held for Sale for additional information.
Our reportable segments are based on how the chief operating decision maker (CODM), as defined under U.S. GAAP, assesses performance and allocates resources across the business. During the first quarter of 2014, we appointed a new President and Chief Executive Officer who is the CODM. In the third quarter of 2014, we completed certain changes to our reporting structures that reflect how our CODM assesses the performance of our operating segments and makes decisions about resource allocation. As a result, the number of our reporting segments increased from two to five segments, consisting of the following: ammonia, granular urea, UAN, other, and phosphate.
In the third quarter of 2015, in connection with the acquisition of the remaining 50% equity interest in GrowHow that we did not previously own, we further revised our reportable segment structure to separate AN from our other segment, thus increasing our reportable segments to six. Our revised reportable segments now consist of the following: ammonia, granular urea, UAN, AN, other, and phosphate. These segments are differentiated by products, which are used differently by agricultural customers based on crop application, weather and other agronomic factors or by industrial customers. Our historical consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 have been revised to reflect the new segment structure. See Note 5—Segment Disclosures for additional information.
All references to "CF Holdings," "the Company," "we," "us" and "our" refer to CF Industries Holdings, Inc. and its subsidiaries, except where the context makes clear that the reference is only to CF Industries Holdings, Inc. itself and not its subsidiaries. All references to "CF Industries" refer to CF Industries, Inc., a 100% owned subsidiary of CF Industries Holdings, Inc.
2.    Summary of Significant Accounting Policies
Consolidation and Noncontrolling Interest
The consolidated financial statements of CF Holdings include the accounts of CF Industries and all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.
TNCLP is a master limited partnership that is consolidated in the financial statements of CF Holdings. TNCLP owns the nitrogen fertilizer manufacturing facility in Verdigris, Oklahoma. We own an aggregate 75.3% of TNCLP and outside investors own the remaining 24.7%. Partnership interests in TNCLP are traded on the New York Stock Exchange (NYSE). As a result, TNCLP files separate financial reports with the Securities and Exchange Commission (SEC). The outside investors' limited partnership interests in the partnership are included in noncontrolling interest in our consolidated financial statements. This noncontrolling interest represents the noncontrolling unitholders' interest in the partners' capital of TNCLP.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the periods presented. Significant estimates and assumptions are used for, but are not limited to, net realizable value of inventories, environmental remediation liabilities, environmental and litigation contingencies, the cost of customer incentives, useful lives of property and identifiable intangible assets, the assumptions used in the evaluation of potential impairments of property, investments, identifiable intangible assets and goodwill, income tax and valuation reserves, allowances for doubtful accounts receivable, the measurement of the fair values of investments for which markets are not active, assumptions used in the determination of the funded status and annual expense of pension and postretirement employee benefit plans, the assumptions used to determine the relative fair values of our new reportable segments and the assumptions used in the valuation of stock-based compensation awards granted to employees.
Revenue Recognition
The basic criteria necessary for revenue recognition are: (1) evidence that a sales arrangement exists, (2) delivery of goods has occurred, (3) the seller's price to the buyer is fixed or determinable, and (4) collectability is reasonably assured. We recognize revenue when these criteria have been met and when title and risk of loss transfers to the customer, which can be at the plant gate, a distribution facility, a supplier location or a customer destination. Revenue from forward sales programs is recognized on the same basis as other sales (when title transfers to the customer) regardless of when the customer advances are received.
We offer certain incentives that typically involve rebates if a customer reaches a specified level of purchases. Customer incentives are accrued monthly and reported as a reduction in net sales. This process is intended to report sales at the ultimate net realized price and requires the use of estimates.
Shipping and handling fees billed to customers are reported in revenue. Shipping and handling costs incurred by us are included in cost of sales.

Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments that are readily convertible to known amounts of cash with original maturities of three months or less. The carrying value of cash and cash equivalents approximates fair value.
Investments
Short-term investments and noncurrent investments are accounted for primarily as available-for-sale securities reported at fair value with changes in fair value reported in other comprehensive income unless fair value is below amortized cost (i.e., the investment is impaired) and the impairment is deemed other-than-temporary, in which case, some or all of the decline in value would be charged to earnings. The carrying values of short-term investments approximate fair values because of the short maturities and the highly liquid nature of these investments.
Restricted Cash
In connection with our capacity expansion projects, we were required to grant a contractor a security interest in a restricted cash account. We maintain a cash balance in that account equal to the cancellation fees for procurement services and equipment that would arise if the projects were canceled. This restricted cash is not included in our cash and cash equivalents and is reported separately on our consolidated balance sheets. Contributions to the restricted cash account are reported on our consolidated statements of cash flows as investing activities.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at face amounts less an allowance for doubtful accounts. The allowance is an estimate based on historical collection experience, current economic and market conditions, and a review of the current status of each customer's trade accounts receivable. A receivable is past due if payments have not been received within the agreed-upon invoice terms. Account balances are charged-off against the allowance when management determines that it is probable that the receivable will not be recovered.
Accounts receivable includes trade receivables and non-trade receivables such as miscellaneous non-product related billings.
Inventories
Inventories are reported at the lower of cost or net realizable value with cost determined on a first-in, first-out or average cost basis. Inventory includes the cost of materials, production labor and production overhead. Inventory at warehouses and terminals also includes distribution costs to move inventory to the distribution facilities. Net realizable value is reviewed at least quarterly. Fixed production costs related to idle capacity are not included in the cost of inventory but are charged directly to cost of sales.
Investments in and Advances to Unconsolidated Affiliates
The equity method of accounting is used for investments in affiliates that we do not consolidate, but over which we have the ability to exercise significant influence. Profits resulting from sales or purchases with equity method investees are eliminated until realized by the investee or investor, respectively. Losses in the value of an investment in an unconsolidated affiliate that are other than temporary, are recognized when the current fair value of the investment is less than its carrying value.
Our equity method investments for which the results are included in operating earnings consist of: (1) a 50% ownership interest in PLNL, which operates an ammonia production facility in the Republic of Trinidad and Tobago; and (2) a 50% interest in an ammonia storage joint venture located in Houston, Texas. Our share of the net earnings from these investments is reported as an element of earnings from operations because these operations provide additional production and storage capacity to our operations and are integrated with our supply chain and sales activities in the ammonia segment.
Our non-operating equity method investments consist of: (1) a 50% ownership in Keytrade, a fertilizer trading company headquartered near Zurich, Switzerland; and (2) a 50% ownership in GrowHow, which operates nitrogen production facilities in the United Kingdom. Our share of the net earnings of these investments is not reported in earnings from operations since these operations do not provide us with additional capacity, nor are these operations integrated within our supply chain. Advances to unconsolidated affiliates are loans made to Keytrade and are classified as held-to-maturity debt securities and are reported at amortized cost.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method or the units-of-production (UOP) method. Depreciable lives are as follows:

Years
Mobile and office equipment	3 to 12
Production facilities and related assets	3 to 25
Land improvements	10 to 20
Buildings	10 to 45
We periodically review the depreciable lives assigned to our property, plant and equipment, as well as estimated production capacities used to develop UOP depreciation expense, and we change the estimates to reflect the results of those reviews.
Scheduled inspections, replacements and overhauls of plant machinery and equipment at our continuous process manufacturing facilities during a full plant shutdown are referred to as plant turnarounds. Plant turnarounds are accounted for under the deferral method, as opposed to the direct expense or built-in overhaul methods. Under the deferral method, expenditures related to turnarounds are capitalized in property, plant and equipment when incurred and amortized to production costs on a straight-line basis over the period benefited, which is until the next scheduled turnaround in up to five years. If the direct expense method were used, all turnaround costs would be expensed as incurred. Internal employee costs and overhead amounts are not considered turnaround costs and are not capitalized. Turnaround costs are classified as investing activities in the consolidated statements of cash flows. For additional information, see Note 8—Property, Plant and Equipment—Net.
Recoverability of Long-Lived Assets
We review property, plant and equipment and other long-lived assets in order to assess recoverability based on expected future undiscounted cash flows whenever events or circumstances indicate that the carrying value may not be recoverable. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss is recognized. The impairment loss is measured as the amount by which the carrying value exceeds the fair value of the asset.
Assets and Liabilities Held for Sale
Assets and liabilities are classified as held for sale and presented separately on the consolidated balance sheets if their carrying amounts will be recovered through a sale transaction rather than through continuing use. We classify assets and liabilities we will sell (disposal group) as held for sale in the period in which all of following criteria are met: (1) management with the authority to approve the action commits to a plan to sell, (2) the disposal group is available for immediate sale in its present condition, subject only to terms that are usual and customary, (3) we have initiated an active program to locate a buyer, (4) the sale is probable, (5) the transfer is expected to qualify as a completed sale within approximately one year of such classification, and (6) we are actively marketing the asset at a reasonable price in relation to its current fair value. Once classified as held for sale, capitalized amounts including those for property, plant and equipment and intangible assets, are not depreciated or amortized.
In the consolidated statements of operations, an entity must report the results of operating a component it has classified as held for sale as discontinued operations separate from continuing operations if the component's operations and cash flows will be eliminated from the ongoing operations as a result of the disposal and the entity will not have any significant continuing involvement in the component's operations after the disposal. Results of operating a component held for sale but not qualifying as a discontinued operation are included in continuing operations and not reported separately.
The assets and liabilities of our former phosphate mining and manufacturing business sold to Mosaic comprised a disposal group that was classified on our December 31, 2013 consolidated balance sheet as assets or liabilities held for sale.
Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to the assets acquired and liabilities assumed. Goodwill is not amortized, but is reviewed for impairment annually or more frequently if certain impairment conditions arise. We perform our annual goodwill impairment review in the fourth quarter of each year at the reporting unit level, which in our case, are the ammonia, granular urea, UAN, AN and other segments. Our evaluation can begin with a qualitative assessment of the factors that could impact the significant inputs used to estimate fair value. If after performing the qualitative assessment, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, then no further testing is performed. However, if it is unclear based on the results of the qualitative test, we perform a quantitative test involving potentially two steps. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. We use an income-based valuation method, determining the present value of future cash flows, to estimate the fair value of a reporting unit. If the fair value of a reporting unit exceeds its positive carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is unnecessary. The second step of the goodwill impairment test, if needed, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. We recognize an impairment loss immediately to the extent the carrying value exceeds its implied fair value.
Intangible assets identified with our 2010 acquisition of Terra Industries Inc. consist of customer relationships and a trademark, which are being amortized over amortization periods of 18 years and 10 years, respectively. Our intangible assets are presented in noncurrent other assets on the consolidated balance sheets. For additional information regarding our goodwill and other intangible assets, see Note 9—Goodwill and Other Intangible Assets.
Leases
Leases may be classified as either operating leases or capital leases. Assets acquired under capital leases, if any, would be depreciated on the same basis as property, plant and equipment. Rental payments, including rent holidays, leasehold incentives, and scheduled rent increases are expensed on a straight-line basis. Leasehold improvements are amortized over the shorter of the depreciable lives of the corresponding fixed assets or the lease term including any applicable renewals.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are projected to be recovered or settled. Realization of deferred tax assets is dependent on our ability to generate sufficient taxable income of an appropriate character in future periods. A valuation allowance is established if it is determined to be more likely than not that a deferred tax asset will not be realized. Significant judgment is applied in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. Interest and penalties related to unrecognized tax benefits are reported as interest expense and income tax expense, respectively.
A deferred income tax liability is recorded for income taxes that would result from the repatriation of the portion of the investment in the Company's non-U.S. subsidiaries and corporate joint ventures that are considered to not be permanently reinvested. No deferred income tax liability is recorded for the remainder of our investment in non-U.S. subsidiaries and corporate joint ventures, which we believe to be indefinitely reinvested.
Derivative Financial Instruments
Natural gas is the principal raw material used to produce nitrogen fertilizers. We manage the risk of changes in natural gas prices primarily through the use of derivative financial instruments. The derivative instruments that we currently use are natural gas options and natural gas fixed price swaps traded in the over-the-counter (OTC) markets. The derivatives reference primarily NYMEX futures contract prices, which represent the basis for fair value at any given time. These derivatives are traded in months forward and settlements are scheduled to coincide with anticipated gas purchases during those future periods. In order to manage our exposure to changes in foreign currency exchange rates, we use foreign currency derivatives, primarily forward exchange contracts.
The accounting for the change in the fair value of a derivative instrument depends on whether the instrument has been designated as a hedging instrument and whether the instrument is effective as part of a hedging relationship. Changes in the fair value of derivatives not designated as hedging instruments and the ineffective portion of derivatives designated as cash flow hedges are recorded in the consolidated statements of operations as the changes occur. Changes in the fair value of derivatives designated as cash flow hedging instruments considered effective are recorded in accumulated other comprehensive income (AOCI) as the changes occur, and are reclassified into income or expense as the hedged item is recognized in earnings.
Derivative financial instruments are accounted for at fair value and recognized as current or noncurrent assets and liabilities on our consolidated balance sheets. The fair values of derivative instruments and any related cash collateral are reported on a gross basis rather than on a net basis.
Cash flows related to natural gas derivatives are reported as operating activities. Cash flows related to foreign currency derivatives are reported as investing activities since they hedge future payments for the construction of long-term assets.
We do not use derivatives for trading purposes and are not a party to any leveraged derivatives. For additional information, see Note 16—Derivative Financial Instruments.

Customer Advances
Customer advances represent cash received from customers following acceptance of orders under our forward sales programs. Such advances typically represent a significant portion of the contract's sales value and are generally collected by the time the product is shipped, thereby reducing or eliminating accounts receivable from customers upon shipment. Revenue is recognized when title and risk of loss transfers upon shipment or delivery of the product to customers.
Environmental
Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations are expensed. Expenditures that increase the capacity or extend the useful life of an asset, improve the safety or efficiency of the operations, or mitigate or prevent future environmental contamination are capitalized. Liabilities are recorded when it is probable that an obligation has been incurred and the costs can be reasonably estimated. Environmental liabilities are not discounted.
Stock-based Compensation
We grant stock-based compensation awards under our equity and incentive plans. The awards that have been granted to date are nonqualified stock options, restricted stock awards, restricted stock units and performance share units. The cost of employee services received in exchange for the awards is measured based on the fair value of the award on the grant date and is recognized as expense on a straight-line basis over the period during which the employee is required to provide the services. For additional information, see Note 20—Stock-Based Compensation.
Litigation
From time to time, we are subject to ordinary, routine legal proceedings related to the usual conduct of our business. We are also involved in proceedings regarding public utility and transportation rates, environmental matters, taxes and permits relating to the operations of its various plants and facilities. Accruals for such contingencies are recorded to the extent management concludes their occurrence is probable and the financial impact of an adverse outcome is reasonably estimable. Legal fees are recognized as incurred and are not included in accruals for contingencies. Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, many factors are considered. These factors include, but are not limited to, past history, scientific and other evidence, and the specifics and status of each matter. If the assessment of various factors changes, the estimates may change. Predicting the outcome of claims and litigation, and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.
Foreign Currency Translation
We translate the financial statements of our foreign subsidiaries with non-U.S. dollar functional currencies using period-end exchange rates for assets and liabilities and weighted-average exchange rates for each period for revenues and expenses. The resulting translation adjustments are recorded as a separate component of AOCI within stockholders' equity.
Foreign currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Gains and losses resulting from these foreign currency transactions are included in other operating—net on our consolidated statements of operations. Gains and losses resulting from intercompany foreign currency transactions that are of a long-term investment nature, if any, are reported in other comprehensive income.
Debt Issuance Costs
Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt. Debt issuance discounts are netted against the related debt and are amortized over the term of the debt using the effective interest method.

3.    New Accounting Standards
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements in Accounting Standards Codification (ASC) 605, Revenue Recognition. This standard is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments. Additionally, information concerning the costs to obtain and fulfill a contract, including assets to be recognized, is to be disclosed. This standard is effective for interim and annual reporting periods beginning after December 15, 2016. We are currently evaluating the impact of the adoption of this standard on our consolidated financial statements.
4.    Phosphate Business Disposition
In March 2014, we completed the sale of our phosphate mining and manufacturing business to Mosaic (the “Transaction”) pursuant to the terms of an Asset Purchase Agreement dated as of October 28, 2013 (the “Purchase Agreement”), among CF Industries Holdings, Inc., CF Industries, Inc. and Mosaic for approximately $1.4 billion in cash. We recognized pre-tax and after‑tax gains on the Transaction of $750.1 million and $462.8 million, respectively. Under the terms of the Purchase Agreement, the accounts receivable and accounts payable pertaining to the phosphate mining and manufacturing business and certain phosphate inventory held in distribution facilities were not sold to Mosaic in the Transaction and were settled in the ordinary course.
Upon closing the Transaction, we began to supply Mosaic with ammonia produced by our PLNL joint venture. The contract to supply ammonia to Mosaic from our PLNL joint venture represents the continuation of a supply practice that previously existed between our former phosphate mining and manufacturing business and other operations of the Company. Prior to March 17, 2014, PLNL sold ammonia to us for use in the phosphate business and the cost was included in our production costs in our phosphate segment. Subsequent to the sale of the phosphate business, we now sell the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and the costs to purchase the ammonia from PLNL are now included in our ammonia segment. Our 50% share of the operating results of our PLNL joint venture continues to be included in equity in earnings of operating affiliates in our consolidated statements of operations. Because of the significance of this continuing supply practice, in accordance with U.S. GAAP, the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statements of operations.
The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter. However, the segment will continue to be included until the reporting of comparable period phosphate results ceases.
The phosphate mining and manufacturing business assets we sold in the Transaction include the Hardee County Phosphate Rock Mine; the Plant City Phosphate Complex; an ammonia terminal, phosphate warehouse and dock at the Port of Tampa; and the site of the former Bartow Phosphate Complex. In addition, Mosaic assumed certain liabilities related to the phosphate mining and manufacturing business, including responsibility for closure, water treatment and long-term maintenance and monitoring of the phosphogypsum stacks at the Plant City and Bartow complexes. Mosaic also received the value of the phosphate mining and manufacturing business’s asset retirement obligation trust and escrow funds totaling approximately $200 million. See further discussion related to Florida environmental matters in Note 24—Contingencies. The assets and liabilities sold to and assumed by Mosaic were classified as held for sale as of December 31, 2013; therefore, no depreciation, depletion or amortization was recorded in 2014 for the related property, plant and equipment.
5.    Segment Disclosures
Our reportable segments are based on how our chief operating decision maker (CODM), as defined under U.S. GAAP, assesses performance and allocates resources across the business. Our business was previously organized and managed internally based on two segments, the nitrogen segment and the phosphate segment. During the first quarter of 2014, we sold our phosphate mining and manufacturing business. Additionally, we appointed a new President and Chief Executive Officer who is the CODM. In the third quarter of 2014, we completed certain changes to our reporting structures that reflect how our CODM assesses the performance of our operating segments and makes decisions about resource allocations. As a result, the number of our reporting segments increased from two to five segments, consisting of the following: ammonia, granular urea, UAN, other and phosphate.

In the third quarter of 2015, in connection with the acquisition of the remaining 50% equity interest in GrowHow that we did not previously own, we further revised our reportable segment structure to separate AN from our other segment, thus increasing our reportable segments to six. Our revised reportable segments now consist of the following: ammonia, granular urea, UAN, AN, other and phosphate. These segments are differentiated by products, which are used differently by agricultural customers based on crop application, weather and other agronomic factors or by industrial customers. Our historical consolidated financial statements as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 have been revised to reflect the new segment structure.
The phosphate segment reflects the reported results of the phosphate business through March 17, 2014, plus the continuing sales of the phosphate inventory in the distribution network after March 17, 2014. The remaining phosphate inventory was sold in the second quarter of 2014; therefore, the phosphate segment does not have operating results subsequent to that quarter although the segment will continue to be included until the reporting of comparable period phosphate results ceases. Upon selling the phosphate business, we began to supply Mosaic with ammonia produced by our PLNL joint venture. The contract to supply ammonia to Mosaic from our PLNL joint venture represents the continuation of a supply practice that previously existed between our former phosphate mining and manufacturing business and other operations of the Company. Prior to March 17, 2014, PLNL sold ammonia to us for use in the phosphate business and the cost was included in our production costs in our phosphate segment. Subsequent to the sale of the phosphate business, we now sell the PLNL-sourced ammonia to Mosaic. The revenue from these sales to Mosaic and costs to purchase the ammonia from PLNL are now included in our ammonia segment. Our 50% share of the operating results of our PLNL joint venture continues to be included in our equity in earnings of operating affiliates in our consolidated statements of operations. Because of the significance of this continuing supply practice, in accordance with U.S. GAAP, the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statements of operations.
Our management uses gross margin to evaluate segment performance and allocate resources. Total other operating costs and expenses (consisting of selling, general and administrative expenses and other operating—net) and non-operating expenses (interest and income taxes) are centrally managed and are not included in the measurement of segment profitability reviewed by management.
Our assets, with the exception of goodwill, are not monitored by or reported to our CODM by segment; therefore, we do not present total assets by segment. Goodwill by segment is presented in Note 9—Goodwill and Other Intangible Assets.
The following is a description of our six reporting segments:

•
Our ammonia segment produces anhydrous ammonia (ammonia), which is our most concentrated nitrogen fertilizer product as it contains 82% nitrogen. The results of our ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that we upgrade into other nitrogen products such as urea and UAN. We produce ammonia at all seven of our nitrogen manufacturing complexes in North America.

•
Our granular urea segment produces granular urea, which contains 46% nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of our solid nitrogen fertilizers. Granular urea is produced at our Courtright, Ontario; Donaldsonville, Louisiana; and Medicine Hat, Alberta nitrogen complexes.

•
Our UAN segment produces urea ammonium nitrate solution (UAN). UAN, a liquid fertilizer product with a nitrogen content that typically ranges from 28% to 32%, is produced by combining urea and ammonium nitrate. UAN is produced at our nitrogen complexes in Courtright, Ontario; Donaldsonville, Louisiana; Port Neal, Iowa; Verdigris, Oklahoma; Woodward, Oklahoma; and Yazoo City, Mississippi.

•
Our AN segment produces ammonium nitrate (AN). AN is a granular, nitrogen-based product with a nitrogen content of primarily 34%. AN is used by industrial customers for commercial explosives and blasting systems, and can also be used as nitrogen fertilizer. AN is produced at our Yazoo City, Mississippi complex.

•
Our other segment primarily includes diesel exhaust fluid (DEF) and urea liquor. DEF is an aqueous urea solution typically made with 32.5% high-purity urea and 67.5% deionized water. DEF is used as a consumable in selective catalytic reduction in order to lower nitrogen oxide (NOx) concentration in the diesel exhaust emissions from diesel engines. This product is produced at our Courtright, Ontario; Port Neal, Iowa; Woodward, Oklahoma; and Yazoo City, Mississippi complexes. Urea liquor is a liquid product that we sell in concentrations of 40%, 50% and 70% urea as a chemical intermediate. This product is produced at our Courtright, Ontario; Port Neal, Iowa; Woodward, Oklahoma; and Yazoo City, Mississippi complexes.

•
Our phosphate segment principal products were diammonium phosphate (DAP) and monoammonium phosphate (MAP). Starting with the third quarter of 2014, the phosphate segment ceased to have reported results as we completed the sale of our phosphate mining and manufacturing business in the first quarter of 2014 and the remaining phosphate inventory was completely sold during the second quarter of 2014.
Segment data for sales, cost of sales and gross margin for 2014, 2013 and 2012 are presented in the tables below.

	Ammonia	Granular Urea(1)	UAN(1)	AN(1)	Other(1)	Phosphate	Consolidated
	(in millions)
Year ended December 31, 2014
Net sales	$1,576.3	$914.5	$1,669.8	$242.7	$171.5	$168.4	$4,743.2
Cost of sales	983.2	516.6	997.4	189.1	120.1	158.3	2,964.7
Gross margin	$593.1	$397.9	$672.4	$53.6	$51.4	$10.1	1,778.5
Total other operating costs and expenses							205.2
Gain on sale of phosphate business							750.1
Equity in earnings of operating affiliates							43.1
Operating earnings							$2,366.5
Year ended December 31, 2013
Net sales	$1,437.9	$924.6	$1,935.1	$215.1	$165.1	$796.9	$5,474.7
Cost of sales	656.5	410.1	895.6	155.9	114.4	722.0	2,954.5
Gross margin	$781.4	$514.5	$1,039.5	$59.2	$50.7	$74.9	2,520.2
Total other operating costs and expenses							150.2
Equity in earnings of operating affiliates							41.7
Operating earnings							$2,411.7
Year ended December 31, 2012
Net sales	$1,677.6	$1,143.4	$1,886.2	$222.8	$166.6	$1,007.4	$6,104.0
Cost of sales	712.7	406.2	793.2	174.8	96.1	807.7	2,990.7
Gross margin	$964.9	$737.2	$1,093.0	$48.0	$70.5	$199.7	3,113.3
Total other operating costs and expenses							200.9
Equity in earnings of operating affiliates							47.0
Operating earnings							$2,959.4
_______________________________________________________________________________

(1)	The cost of ammonia that is upgraded into other products is transferred at cost into the upgraded product results.

	Ammonia	Granular Urea	UAN	AN	Other	Phosphate(1)	Corporate	Consolidated
	(in millions)
Depreciation, depletion and amortization
Year ended December 31, 2014	$69.0	$37.5	$179.3	$46.5	$20.4	$—	$39.8	$392.5
Year ended December 31, 2013	$58.2	$37.4	$172.6	$41.0	$19.2	$42.3	$39.9	$410.6
Year ended December 31, 2012	$67.8	$35.4	$171.1	$42.7	$17.6	$43.5	$41.7	$419.8
_______________________________________________________________________________

(1)
The assets and liabilities of our phosphate business were classified as held for sale as of December 31, 2013; therefore, no depreciation, depletion or amortization was recorded in 2014 for the related property, plant and equipment.

Enterprise-wide data by geographic region is as follows:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Sales by geographic region (based on destination of shipments):
U.S.	$3,994.0	$4,497.8	$5,260.9
Canada	543.8	508.5	446.4
Export	205.4	468.4	396.7
	$4,743.2	$5,474.7	$6,104.0

	December 31,
	2014	2013	2012
	(in millions)
Property, plant and equipment—net by geographic region:
U.S.	$4,987.0	$3,528.8	$3,327.8
Canada	538.8	572.9	572.7
Consolidated	$5,525.8	$4,101.7	$3,900.5
Our principal customers are cooperatives, independent fertilizer distributors and industrial users. None of our customers in 2014 accounted for more than ten percent of our consolidated sales.
6.   Net Earnings Per Share
Net earnings per share were computed as follows:

	Year ended December 31,
	2014	2013	2012
	(in millions, except per share amounts)
Net earnings attributable to common stockholders	$1,390.3	$1,464.6	$1,848.7
Basic earnings per common share:
Weighted-average common shares outstanding	51.2	58.9	63.9
Net earnings attributable to common stockholders	$27.16	$24.87	$28.94
Diluted earnings per common share:
Weighted-average common shares outstanding	51.2	58.9	63.9
Dilutive common shares—stock options	0.1	0.3	0.8
Diluted weighted-average shares outstanding	51.3	59.2	64.7
Net earnings attributable to common stockholders	$27.08	$24.74	$28.59
In the computation of diluted earnings per common share, potentially dilutive stock options are excluded if the effect of their inclusion is anti-dilutive. For the years ended December 31, 2014, 2013 and 2012, anti-dilutive stock options were insignificant.

7.   Other Operating—Net
Details of other operating—net are as follows:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Loss on disposal of property, plant and equipment—net	$3.7	$5.6	$5.5
Expansion project costs	30.7	10.8	—
Loss (gain) on foreign currency derivatives	38.4	(20.8)	(8.1)
(Gain) loss on foreign currency transactions	(14.9)	(13.5)	10.1
Engineering studies	—	—	21.9
Closed facilities costs	0.8	4.0	13.3
Other	(5.4)	(1.9)	6.4
Other operating loss (income)—net	$53.3	$(15.8)	$49.1
Expansion project costs include amounts related to administrative and consulting services for our capacity expansion projects in Port Neal, Iowa and Donaldsonville, Louisiana.
Engineering studies includes detailed design work, feasibility studies and cost estimates for certain proposed capital projects at our manufacturing complexes.
8.   Property, Plant and Equipment—Net
Property, plant and equipment—net consists of the following:

	December 31,
	2014	2013
	(in millions)
Land	$48.4	$37.9
Machinery and equipment	5,268.7	5,046.8
Buildings and improvements	160.7	159.4
Construction in progress(1)	2,559.0	1,099.1
	8,036.8	6,343.2
Less: Accumulated depreciation and amortization	2,511.0	2,241.5
	$5,525.8	$4,101.7
_______________________________________________________________________________

(1)
As of December 31, 2014 and 2013, we had construction in progress that was accrued but unpaid of $279.0 million and $228.9 million, respectively. These amounts included accruals related to our capacity expansion projects of $244.3 million and $203.6 million as of December 31, 2014 and 2013, respectively.

As of December 31, 2014 and 2013, construction in progress includes expenditures of $2.0 billion and $0.7 billion, respectively, related to our capacity expansion projects in Port Neal, Iowa and Donaldsonville, Louisiana.

Plant turnarounds—scheduled inspections, replacements and overhauls of plant machinery and equipment at our continuous process manufacturing facilities during a full plant shutdown are referred to as plant turnarounds. The expenditures related to turnarounds are capitalized in property, plant and equipment when incurred. The following is a summary of plant turnaround activity:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Net capitalized turnaround costs at beginning of the year	$119.8	$82.1	$54.8
Additions	88.3	78.6	56.6
Depreciation	(53.9)	(40.8)	(29.6)
Effect of exchange rate changes	(1.0)	(0.1)	0.3
Net capitalized turnaround costs at end of the year	$153.2	$119.8	$82.1
Scheduled replacements and overhauls of plant machinery and equipment include the dismantling, repair or replacement and installation of various components including piping, valves, motors, turbines, pumps, compressors, heat exchangers and the replacement of catalyst when a full plant shutdown occurs. Scheduled inspections are also conducted during full plant shutdowns, including required safety inspections which entail the disassembly of various components such as steam boilers, pressure vessels and other equipment requiring safety certifications. Internal employee costs and overhead amounts are not considered turnaround costs and are not capitalized.
9.   Goodwill and Other Intangible Assets
The following table shows the carrying amount of goodwill by business segment as of December 31, 2014 and 2013:

	Ammonia	Granular Urea	UAN	AN	Other	Total
	(in millions)
Balance as of December 31, 2013	$579.5	$830.8	$577.8	$69.0	$38.7	$2,095.8
Effect of exchange rate changes	(0.8)	(1.2)	(0.8)	(0.1)	(0.1)	(3.0)
Balance as of December 31, 2014	$578.7	$829.6	$577.0	$68.9	$38.6	$2,092.8
Amounts presented in the above table as of December 31, 2013 have been restated to reflect the goodwill allocated to the new reportable segments that were created in 2014. See Note 5—Segment Disclosures for further information. As a result of the new reportable segments, we performed an interim goodwill impairment analysis during the third quarter of 2014. The fair value of each reporting unit exceeded its carrying value; thus, no impairment was recorded.
As discussed in Note 5—Segment Disclosures, the reportable segment structure was further revised during the third quarter of 2015 to separate the AN segment from the other segment. As a result, goodwill of $69.0 million as of December 31, 2013 was allocated from the other segment to the AN segment.
During the fourth quarter of 2013, we acquired three ammonia terminals in Canada for an aggregate purchase price of $72.5 million. These facilities increased our distribution capabilities to customers in Western Canada. The acquired assets were recorded at the acquisition date fair value and are being depreciated in accordance with our existing depreciation policy over their remaining economic useful lives. We recognized $32.2 million of goodwill that represents the excess of the purchase price over the net fair value of the assets acquired, which is not deductible for income tax purposes. As a result of our changes in reportable segments, the goodwill related to these Canadian terminals presented in the table above as of December 31, 2013 is reflected in our ammonia, granular urea, UAN, AN and other segments as follows: $8.9 million, $12.8 million, $8.9 million, $1.0 million and $0.6 million, respectively.

Our identifiable intangibles and carrying values are shown below and are presented in noncurrent other assets on our consolidated balance sheets.

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(in millions)
Intangible assets:
Customer relationships	$50.0	$(13.2)	$36.8	$50.0	$(10.4)	$39.6
TerraCair brand	10.0	(5.0)	5.0	10.0	(3.8)	6.2
Total intangible assets	$60.0	$(18.2)	$41.8	$60.0	$(14.2)	$45.8
Amortization expense of our identifiable intangibles was $4.0 million, $3.8 million and $3.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.
Total estimated amortization expense for each of the five succeeding fiscal years is as follows:

Estimated Amortization Expense
(in millions)
2015	$7.8
2016	2.8
2017	2.8
2018	2.8
2019	2.8
In early 2015, management approved a plan to discontinue the usage of the TerraCair brand in the sale of DEF during 2015.  Based on the change in the usage of this brand, estimated amortization expense in the table above includes the remaining amortization of the TerraCair brand in 2015.
10.   Equity Method Investments
Equity method investments consist of the following:

	December 31,
	2014	2013
	(in millions)
Operating equity method investments	$377.6	$379.7
Non-operating equity method investments	483.9	546.3
Investments in and advances to affiliates	$861.5	$926.0
Operating Equity Method Investments
Our equity method investments included in operating earnings consist of: (1) a 50% ownership interest in Point Lisas Nitrogen Limited (PLNL), which operates an ammonia production facility in the Republic of Trinidad and Tobago; and (2) a 50% interest in an ammonia storage joint venture located in Houston, Texas. We include our share of the net earnings from these investments as an element of earnings from operations because these operations provide additional production and storage capacity to our operations and are integrated with our other supply chain and sales activities in the ammonia segment.

The combined results of operations and financial position for our operating equity method investments are summarized below:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Summarized statement of operations information:
Net sales	$309.9	$323.7	$320.9
Net earnings	$89.4	$102.7	$97.3
Equity in earnings of operating affiliates	$43.1	$41.7	$47.0

	December 31,
	2014	2013
	(in millions)
Summarized balance sheet information:
Current assets	$111.2	$84.3
Noncurrent assets	130.5	147.3
Total assets	$241.7	$231.6
Current liabilities	$39.4	$36.5
Noncurrent liabilities	22.0	25.0
Equity	180.3	170.1
Total liabilities and equity	$241.7	$231.6
The total carrying value of these investments as of December 31, 2014 was $377.6 million, which was $287.4 million more than our share of the affiliates' book value. The excess is primarily attributable to the purchase accounting impact of our acquisition of the investment in PLNL and reflects primarily the revaluation of property, plant and equipment, the value of an exclusive natural gas contract and goodwill. The increased basis for property, plant and equipment and the gas contract are being amortized over a remaining period of approximately 19 years and 9 years, respectively. Our equity in earnings of operating affiliates is different from our ownership interest in income reported by the unconsolidated affiliates due to amortization of these basis differences.
We have transactions in the normal course of business with PLNL reflecting our obligation to purchase 50% of the ammonia produced by PLNL at current market prices. Our ammonia purchases from PLNL totaled $141.1 million, $151.0 million and $145.7 million in 2014, 2013 and 2012, respectively.
Non-Operating Equity Method Investments
Our non-operating equity method investments consist of: (1) a 50% ownership of KEYTRADE AG (Keytrade), a fertilizer trading company headquartered near Zurich, Switzerland; and (2) a 50% ownership in GrowHow UK Limited (GrowHow), which operates nitrogen production facilities in the United Kingdom. We account for these investments as non-operating equity method investments, and exclude the net earnings of these investments in earnings from operations since these operations do not provide additional capacity to us, nor are these operations integrated within our supply chain.
The combined results of operations and financial position of our non-operating equity method investments are summarized below:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Summarized statement of operations information:
Net sales	$2,005.2	$2,489.1	$2,751.6
Net earnings	$80.0	$43.0	$141.9
Equity in earnings of non-operating affiliates—net of taxes	$22.5	$9.6	$58.1

	December 31,
	2014	2013
	(in millions)
Summarized balance sheet information:
Current assets	$499.8	$540.3
Noncurrent assets	298.2	319.3
Total assets	$798.0	$859.6
Current liabilities	$290.7	$310.6
Noncurrent liabilities	186.9	168.9
Equity	320.4	380.1
Total liabilities and equity	$798.0	$859.6
In conjunction with our investment in Keytrade, we provided financing to Keytrade in exchange for subordinated notes that mature on September 30, 2017 and bear interest at LIBOR plus 1.00 percent. As of December 31, 2014 and 2013, the amount of the outstanding advances to Keytrade on our consolidated balance sheets was $12.4 million. For the twelve months ended December 31, 2014, 2013 and 2012, we recognized interest income on advances to Keytrade of approximately $0.2 million. The carrying value of our advances to Keytrade approximates fair value.
Excluding the advances to Keytrade, the carrying value of our non-operating equity method investments as of December 31, 2014 was $471.5 million, which was $311.3 million more than our share of the affiliates' book value. The excess is primarily attributable to the purchase accounting impact of our acquisition of GrowHow and reflects the revaluation of property, plant and equipment, identifiable intangibles and goodwill. The increased basis for property, plant and equipment and identifiable intangibles are being depreciated over remaining periods up to 11 years. Our equity in earnings of non-operating affiliates—net of taxes is different than our ownership interest in their net earnings due to the amortization of basis differences.
As of December 31, 2014, the amount of our consolidated retained earnings that represents our undistributed earnings of non-operating equity method investments is $12.3 million.

11.   Fair Value Measurements
Our cash and cash equivalents and other investments consist of the following:

	December 31, 2014
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(in millions)
Cash	$71.3	$—	$—	$71.3
Cash equivalents:
U.S. and Canadian government obligations	1,916.3	—	—	1,916.3
Other debt securities	9.0	—	—	9.0
Total cash and cash equivalents	$1,996.6	$—	$—	$1,996.6
Restricted cash	86.1	—	—	86.1
Nonqualified employee benefit trusts	17.4	2.0	—	19.4

	December 31, 2013
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
	(in millions)
Cash	$148.9	$—	$—	$148.9
Cash equivalents:
U.S. and Canadian government obligations	1,491.1	—	—	1,491.1
Other debt securities	70.8	—	—	70.8
Total cash and cash equivalents	$1,710.8	$—	$—	$1,710.8
Restricted cash	154.0	—	—	154.0
Asset retirement obligation funds	203.7	—	—	203.7
Nonqualified employee benefit trusts	20.9	1.5	—	22.4
Under our short-term investment policy, we may invest our cash balances, either directly or through mutual funds, in several types of investment-grade securities, including notes and bonds issued by governmental entities or corporations. Securities issued by governmental entities include those issued directly by the Federal government; those issued by state, local or other governmental entities; and those guaranteed by entities affiliated with governmental entities.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following tables present assets and liabilities included in our consolidated balance sheets as of December 31, 2014 and 2013 that are recognized at fair value on a recurring basis, and indicate the fair value hierarchy utilized to determine such fair value:

	December 31, 2014
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash equivalents	$1,925.3	$1,925.3	$—	$—
Restricted cash	86.1	86.1	—	—
Derivative assets	0.5	—	0.5	—
Nonqualified employee benefit trusts	19.4	19.4	—	—
Derivative liabilities	(48.4)	—	(48.4)	—

	December 31, 2013
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash equivalents	$1,561.9	$1,561.9	$—	$—
Restricted cash	154.0	154.0	—	—
Derivative assets	74.3	—	74.3	—
Nonqualified employee benefit trusts	22.4	22.4	—	—
Asset retirement obligation funds	203.7	203.7	—	—
Derivative liabilities	(0.2)	—	(0.2)	—
Cash Equivalents
As of December 31, 2014 and 2013, our cash equivalents consisted primarily of U.S. and Canadian government obligations and money market mutual funds that invest in U.S. government obligations and other investment-grade securities.
Restricted Cash
We maintain a cash account for which the use of the funds is restricted. The restricted cash account as of December 31, 2014 and 2013 was put in place to satisfy certain requirements included in our engineering and procurement services contract for our capacity expansion projects. Under the terms of this contract, we are required to grant an affiliate of ThyssenKrupp Industrial Solutions, formerly ThyssenKrupp Uhde, a security interest in a restricted cash account and maintain a cash balance in that account equal to the cancellation fees for procurement services and equipment that would arise if we were to cancel the projects.
Derivative Instruments
The derivative instruments that we use are primarily natural gas options, natural gas fixed price swaps and foreign currency forward contracts traded in the OTC markets with either multi-national commercial banks, major financial institutions or large energy companies. The natural gas derivatives are traded in months forward and settlements are scheduled to coincide with anticipated gas purchases during those future periods. The foreign currency derivative contracts held are for the exchange of a specified notional amount of currencies at specified future dates coinciding with anticipated foreign currency cash outflows associated with our Donaldsonville, Louisiana and Port Neal, Iowa capacity expansion projects. The natural gas derivative contracts settle using primarily NYMEX futures prices. To determine the fair value of these instruments, we use quoted market prices from NYMEX and standard pricing models with inputs derived from or corroborated by observable market data such as forward curves supplied by an industry-recognized independent third party. The currency derivatives are valued based on quoted market prices supplied by an industry-recognized independent third party. See Note 16—Derivative Financial Instruments, for additional information.
Asset Retirement Obligation Funds
Prior to March 17, 2014, we maintained investments to meet financial assurance requirements associated with certain Asset Retirement Obligations (AROs) in Florida. The fair values of these investments were based upon daily quoted prices representing the net asset value of the investments. The fair values of the ARO funds approximated their cost basis. These ARO funds were transferred to Mosaic as part of the phosphate mining and manufacturing business sale. See Note 4—Phosphate Business Disposition and Note 22—Assets and Liabilities Held for Sale, for additional information.
Nonqualified Employee Benefit Trusts
We maintain trusts associated with certain deferred compensation related nonqualified employee benefits. The investments are accounted for as available-for-sale securities. The fair values of the trusts are based on daily quoted prices representing the net asset values (NAV) of the investments. These trusts are included on our consolidated balance sheets in other assets.

Financial Instruments
The carrying amounts and estimated fair values of our financial instruments are as follows:

	December 31,
	2014		2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
Long-term debt	$4,592.5	$4,969.3	$3,098.1	$3,276.7
The fair values of our long-term debt were based on quoted prices for identical or similar liabilities in markets that are not active or valuation models in which all significant inputs and value drivers are observable and, as a result, are classified as Level 2 inputs.
The carrying amounts of cash and cash equivalents, as well as instruments included in other current assets and other current liabilities that meet the definition of financial instruments, approximate fair values because of their short-term maturities.
12.   Income Taxes
The components of earnings before income taxes and equity in earnings of non-operating affiliates are as follows:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Domestic	$2,073.2	$2,155.4	$2,629.0
Non-U.S.	114.1	54.3	200.5
	$2,187.3	$2,209.7	$2,829.5
The components of the income tax provision are as follows:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Current
Federal	$645.2	$641.5	$915.4
Foreign	29.8	8.6	56.0
State	79.5	70.7	131.2
	754.5	720.8	1,102.6
Deferred
Federal	11.7	(6.5)	(130.2)
Foreign	(8.0)	(6.7)	(4.5)
State	14.8	(21.1)	(3.7)
	18.5	(34.3)	(138.4)
Income tax provision	$773.0	$686.5	$964.2

Differences in the expected income tax provision based on statutory rates applied to earnings before income taxes and the income tax provision reflected in the consolidated statements of operations are summarized below:

	Year ended December 31,
	2014		2013		2012
	(in millions, except percentages)
Earnings before income taxes and equity in earnings of non-operating affiliates	$2,187.3		$2,209.7		$2,829.5
Expected tax at U.S. statutory rate	765.6	35.0%	773.4	35.0%	990.3	35.0%
State income taxes, net of federal	61.7	2.8%	32.0	1.4%	82.9	2.9%
Net earnings attributable to noncontrolling interest	(16.3)	(0.8)%	(23.9)	(1.1)%	(26.2)	(0.9)%
U.S. manufacturing profits deduction	(28.4)	(1.3)%	(47.0)	(2.1)%	(47.0)	(1.7)%
Foreign tax rate differential	(40.3)	(1.8)%	(46.9)	(2.1)%	(50.1)	(1.8)%
U.S. tax on foreign earnings	9.1	0.4%	35.4	1.6%	6.8	0.3%
Depletion	(0.5)	—%	(24.2)	(1.1)%	(8.0)	(0.3)%
Valuation allowance	17.7	0.8%	26.8	1.2%	16.5	0.6%
Non-deductible capital costs	—	—%	—	—%	0.2	—%
Federal tax settlement	—	—%	(50.1)	(2.2)%	—	—%
Other	4.4	0.2%	11.0	0.5%	(1.2)	—%
Income tax at effective rate	$773.0	35.3%	$686.5	31.1%	$964.2	34.1%
The foreign tax rate differential is impacted by the inclusion of equity earnings from a foreign operating affiliate of the Company which are included in pre-tax earnings on an after-tax basis and the tax effect of net operating losses of a foreign subsidiary of the Company for which a valuation allowance has been recorded.

Deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2014	2013
	(in millions)
Deferred tax assets:
Net operating loss carryforwards, principally in foreign jurisdictions	$102.6	$96.0
Retirement and other employee benefits	87.5	71.5
Unrealized loss on hedging derivatives	5.3	—
Intangible asset	84.8	115.3
Federal tax settlement	27.8	43.7
Other	102.4	70.5
	410.4	397.0
Valuation allowance	(115.7)	(109.2)
	294.7	287.8
Deferred tax liabilities:
Depreciation and amortization	(979.7)	(921.0)
Foreign earnings	(34.0)	(35.4)
Depletable mineral properties	—	(45.9)
Unrealized gain on hedging derivatives	—	(14.6)
Other	(15.6)	(44.1)
	(1,029.3)	(1,061.0)
Net deferred tax liability	(734.6)	(773.2)
Less amount in current assets	84.0	60.0
Noncurrent liability	$(818.6)	$(833.2)
A foreign subsidiary of the Company has net operating loss carryforwards of $349.8 million that are indefinitely available in the foreign jurisdiction. As the future realization of these carryforwards is not anticipated, a valuation allowance of $102.2 million has been recorded. Of this amount, $17.2 million and $26.8 million were recorded as valuation allowances for the years ended December 31, 2014 and 2013, respectively.
We consider the earnings of certain of our Canadian operating subsidiaries to not be permanently reinvested and we recognize a deferred tax liability for the future repatriation of these earnings, as they are earned. As of December 31, 2014, we have recorded a deferred income tax liability of approximately $33 million, which reflects the additional U.S. and foreign income taxes that would be due upon the repatriation of the accumulated earnings of our non-U.S. subsidiaries that are considered to not be permanently reinvested. As of December 31, 2014, we have approximately $900 million of indefinitely reinvested earnings related to investment in other non-U.S. subsidiaries and corporate joint ventures, for which a deferred tax liability has not been recognized. It is not practicable to estimate the amount of such taxes.
We file federal, provincial, state and local income tax returns principally in the United States and Canada as well as in certain other foreign jurisdictions. In general, filed tax returns remain subject to examination by United States tax jurisdictions for years 1999 and thereafter and by Canadian tax jurisdictions for years 2006 and thereafter.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	December 31,
	2014	2013
	(in millions)
Unrecognized tax benefits:
Beginning balance	$103.7	$154.4
Additions for tax positions taken during the current year	22.3	9.6
Additions for tax positions taken during prior years	18.3	25.0
Reductions related to lapsed statutes of limitations	(8.5)	(1.3)
Reductions related to settlements with tax jurisdictions	—	(84.0)
Ending balance	$135.8	$103.7
Unrecognized tax benefits increased in 2014 by $32.1 million for tax positions taken during the current and prior years and decreased by $50.7 million in 2013 principally for settlements with tax jurisdictions. Our effective tax rate would be affected by $115.7 million if these unrecognized tax benefits were to be recognized in the future.
In connection with our initial public offering (IPO) in August 2005, CF Industries, Inc. (CFI) ceased to be a non-exempt cooperative for income tax purposes, and we entered into a net operating loss agreement (NOL Agreement) with CFI's pre-IPO owners relating to the future utilization of our pre-IPO net operating loss carryforwards (NOLs). The NOL Agreement provided that if we ultimately could utilize the pre-IPO NOLs to offset applicable post-IPO taxable income, we would pay the pre-IPO owners amounts equal to the resulting federal and state income taxes actually saved. On January 2, 2013, we and the pre-IPO owners amended the NOL Agreement to provide, among other things, that we are entitled to retain 26.9% of any settlement realized with the United States Internal Revenue Service (IRS) at the IRS Appeals level.
Our income tax provision in 2013 includes a $75.8 million tax benefit for the effect of a Closing Agreement with the IRS related to the utilization of our pre-IPO net operating losses (NOLs) that was finalized in March 2013. This tax benefit is partially offset by a $55.2 million expense, recorded in other non-operating—net, reflecting the amount of this tax benefit that is payable to our pre-IPO owners. In our consolidated balance sheets as of December 31, 2014, $10.2 million is included in accounts payable and accrued expenses for the current portion of the tax savings payable to the pre-IPO owners and $22.1 million is included in other noncurrent liabilities for the portion of the tax savings payable to the pre-IPO owners in future years. The terms of the Closing Agreement resulted in the tax benefits associated with the pre-IPO NOL being realized as a tax deduction over five tax years, commencing with the 2013 tax year. In addition, we have reversed the net operating loss carryforward in the schedule of deferred tax assets and deferred tax liabilities and the valuation allowance associated with the pre-IPO NOLs. As a result of the settlement, our unrecognized tax benefits have decreased by $86.7 million in 2013.
Interest expense and penalties of $4.0 million, $13.6 million, and $1.3 million were recorded for the years ended December 31, 2014, 2013 and 2012, respectively. Amounts recognized in our consolidated balance sheets for accrued interest and penalties related to income taxes of $24.6 million and $24.9 million are included in other noncurrent liabilities as of December 31, 2014 and 2013, respectively.
Prior to April 30, 2013, CFL operated like a cooperative for Canadian income tax purposes and distributed all of its earnings as patronage dividends to its customers, including CFI. The patronage dividends were deductible for Canadian income tax purposes for tax years preceding April 29, 2013. As a result of the August 2, 2012 definitive agreement we entered into with Glencore International plc to acquire their interests in CFL and our April 30, 2013 acquisition of those interests, CFL is no longer permitted to deduct the dividends it distributes to CFI. As a result, CFL has recorded an income tax provision in the years 2012 through 2014. See Note 18—Noncontrolling Interest for further information.

13.   Pension and Other Postretirement Benefits
We maintain three funded defined benefit pension plans; one U.S. plan and two Canadian plans. One of our Canadian plans has been closed to new employees. We also provide group medical insurance benefits to certain retirees. The specific medical benefits provided to retirees vary by group and location.
Our plan assets, benefit obligations, funded status and amounts recognized on the consolidated balance sheets for our U.S. and Canadian plans as of the December 31 measurement date are as follows:

	Pension Plans		Retiree Medical
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)
Change in plan assets
Fair value of plan assets as of January 1	$700.7	$719.9	$—	$—
Return on plan assets	83.4	16.3	—	—
Employer contributions	20.4	6.6	4.9	4.8
Plan participant contributions	0.4	0.4	0.4	0.4
Benefit payments	(128.7)	(34.4)	(5.3)	(5.2)
Foreign currency translation	(11.4)	(8.1)	—	—
Fair value of plan assets as of December 31	664.8	700.7	—	—
Change in benefit obligation
Benefit obligation as of January 1	(768.6)	(832.4)	(66.3)	(69.6)
Curtailment gain (loss)	14.5	—	(2.0)	—
Special termination benefits	(0.3)	—	—	—
Service cost	(13.3)	(17.8)	(0.1)	(0.3)
Interest cost	(34.7)	(32.8)	(2.4)	(2.4)
Benefit payments	128.7	34.4	5.3	5.2
Foreign currency translation	11.6	8.6	0.3	0.3
Plan amendment	—	—	7.0	—
Plan participant contributions	(0.4)	(0.4)	(0.4)	(0.4)
Change in assumptions and other	(125.3)	71.8	(3.8)	0.9
Benefit obligation as of December 31	(787.8)	(768.6)	(62.4)	(66.3)
Funded status as of year end	$(123.0)	$(67.9)	$(62.4)	$(66.3)
In the table above, the line titled "Change in assumptions and other" for our pension plans primarily reflects the impact of changes in discount rates and, for 2014, the adoption of new mortality assumptions.
In March 2014, as a result of a reduction in plan participants due to the sale of our phosphate business, we recognized:

•	a curtailment gain for our U.S. pension plan, which resulted in a reduction in our pension benefit obligation (PBO), of $14.5 million and a corresponding increase in other comprehensive income;

•
a decrease in our U.S. retiree medical benefit obligation of $7.0 million due to a plan amendment, with a corresponding increase in other comprehensive income (included in "Prior service cost" in the table below); and

•	a $2.0 million curtailment loss related to terminated vested participants in our U.S. retiree medical plan.
In August 2014, we communicated to certain terminated vested participants in our U.S. pension plan an option to receive a lump sum payment for their accrued benefits. For participants who elected this option, benefit payments of $90.8 million were made in December 2014 and we incurred a settlement charge of approximately $9.7 million, with a corresponding reduction in accumulated other comprehensive loss. Of the $9.7 million, $8.7 million was reported in cost of sales and $1.0 million was reported in selling, general and administrative expenses. As a result, the measurement of the PBO as of December 31, 2014 included a reduction of approximately $13.0 million (included in the line "Change in assumptions and other").

Amounts recognized on the consolidated balance sheets consist of the following:

	Pension Plans		Retiree Medical
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)
Other noncurrent assets	$3.8	$4.7	$—	$—
Accrued expenses	—	—	(5.2)	(5.0)
Other noncurrent liabilities	(126.8)	(72.6)	(57.2)	(61.3)
	$(123.0)	$(67.9)	$(62.4)	$(66.3)
Pre-tax amounts recognized in accumulated other comprehensive loss consist of the following:

	Pension Plans		Retiree Medical
	December 31,		December 31,
	2014	2013	2014	2013
	(in millions)
Prior service cost (benefit)	$1.2	$1.5	$(5.9)	$0.3
Net actuarial loss	107.9	58.2	12.9	9.4
	$109.1	$59.7	$7.0	$9.7
Net periodic benefit cost and other amounts recognized in accumulated other comprehensive loss included the following:

	Pension Plans			Retiree Medical
	Year ended December 31,			Year ended December 31,
	2014	2013	2012	2014	2013	2012
	(in millions)
Service cost	$13.3	$17.8	$12.4	$0.1	$0.3	$2.1
Interest cost	34.7	32.8	34.4	2.4	2.4	3.3
Expected return on plan assets	(35.9)	(32.6)	(34.6)	—	—	—
Settlement charge	9.7	—	—	—	—	—
Special termination benefits	0.3	—	—	—	—	—
Curtailment loss (gain)	—	—	—	2.0	—	(10.9)
Amortization of transition obligation	—	—	—	—	—	0.3
Amortization of prior service cost (benefit)	0.2	0.2	0.1	(0.9)	0.1	0.1
Amortization of actuarial loss	1.7	10.5	9.8	0.3	0.6	0.6
Net periodic benefit cost (income)	24.0	28.7	22.1	3.9	3.4	(4.5)
Net actuarial loss (gain)	77.9	(45.4)	9.1	3.8	(0.9)	0.7
Prior service cost	—	—	1.7	(7.0)	—	—
Curtailment effects	(14.5)	—	—	—	—	(13.4)
Settlement effects	(9.7)	—	—	—	—	—
Amortization of transition obligation	—	—	—	—	—	(0.3)
Amortization of prior service (cost) benefit	(0.2)	(0.2)	(0.1)	0.9	(0.1)	(0.1)
Amortization of actuarial loss	(1.7)	(10.5)	(9.8)	(0.3)	(0.6)	(0.5)
Total recognized in accumulated other comprehensive loss	51.8	(56.1)	0.9	(2.6)	(1.6)	(13.6)
Total recognized in net periodic benefit cost and accumulated other comprehensive loss	$75.8	$(27.4)	$23.0	$1.3	$1.8	$(18.1)
In 2012, we approved and implemented a reduction in certain retiree medical benefits. This curtailment of benefits resulted in a $24.3 million reduction in the retiree medical liability. Of the $24.3 million reduction, $13.4 million was recognized in other comprehensive income and $10.9 million was recognized in net periodic benefit plan cost (income), of which $9.6 million was reported in cost of sales and $1.3 million was reported in selling, general and administrative expenses.
Amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2015 are as follows:

	Pension Plans	Retiree Medical
	(in millions)
Prior service cost (benefit)	$0.1	$(1.2)
Net actuarial loss	5.6	0.6
Presented below is information by pension plan regarding the benefit obligation, fair value of plan assets, net periodic benefit cost, and employer contributions.

	CF U.S. Plan	CF Canadian Plan	Terra Canadian Plan	Consolidated
	(in millions)
As of December 31, 2014
Fair value of plan assets	$536.0	$56.4	$72.4	$664.8
Benefit obligation	(655.4)	(63.8)	(68.6)	(787.8)
Accumulated benefit obligation	(610.3)	(51.0)	(66.3)	(727.6)
For the year ended December 31, 2014
Net periodic benefit cost	20.7	3.5	(0.2)	24.0
Employer contributions	14.7	4.1	1.6	20.4

As of December 31, 2013
Fair value of plan assets	$579.0	$50.0	$71.7	$700.7
Benefit obligation	(645.7)	(55.9)	(67.0)	(768.6)
Accumulated benefit obligation	(597.0)	(44.1)	(65.2)	(706.3)
For the year ended December 31, 2013
Net periodic benefit cost	23.6	5.0	0.1	28.7
Employer contributions	—	4.6	2.0	6.6
Our pension funding policy is to contribute amounts sufficient to meet minimum legal funding requirements plus discretionary amounts that we may deem to be appropriate. Our consolidated pension funding contributions for 2015 are estimated to be approximately $19.0 million. Actual contributions may vary from estimated amounts depending on changes in assumptions, actual returns on plan assets, changes in regulatory requirements and funding decisions.
The expected future benefit payments for our pension and retiree medical plans are as follows:

	Pension	Retiree medical
	(in millions)
2015	$39.1	$5.2
2016	40.6	5.1
2017	42.3	5.1
2018	43.7	5.1
2019	45.1	5.0
2020-2024	241.9	19.1

The following assumptions were used in determining the benefit obligations and expense:

	Pension Plans			Retiree Medical
	2014	2013	2012	2014	2013	2012
Weighted-average discount rate—obligation	4.0%	4.8%	4.0%	3.6%	4.2%	3.3%
Weighted-average discount rate—expense	4.8%	4.0%	4.6%	4.2%	3.3%	4.3%
Weighted-average rate of increase in future compensation	4.3%	3.9%	4.0%	n/a	n/a	n/a
Weighted-average expected long-term rate of return on assets—expense	5.5%	5.1%	5.7%	n/a	n/a	n/a
The discount rates are developed for each plan using spot rates derived from a yield curve of high quality (AA rated or better) fixed income debt securities as of the year-end measurement date to calculate discounted cash flows (the projected benefit obligation) and solving for a single equivalent discount rate that produces the same projected benefit obligation. In determining our benefit obligation, we use the actuarial present value of the vested benefits to which each eligible employee is currently entitled, based on the employee’s expected date of separation or retirement.
The expected long-term rate of return on assets is based on analysis of historical rates of return achieved by equity and non-equity investments, adjusted for estimated plan expenses and weighted by target asset allocation percentages. As of January 1, 2015, our weighted-average expected long-term rate of return on assets is 4.8%.
For the measurement of the benefit obligation at December 31, 2014 for our primary (U.S.) retiree medical benefit plans, the assumed health care cost trend rates, for pre-65 retirees, start with a 7.25% increase in 2015, followed by a gradual decline in increases to 5.00% for 2024 and thereafter. For post-65 retirees, the assumed health care cost trend rates start with a 6.75% increase in 2015, followed by a gradual decline in increases to 5.00% for 2022 and thereafter.
For the measurement of the benefit obligation at December 31, 2013 for our primary (U.S.) retiree medical benefit plans, the assumed health care cost trend rates, for pre-65 retirees, start with a 7.5% increase in 2015, followed by a gradual decline in increases to 5.00% for 2024 and thereafter. For post-65 retirees, the assumed health care cost trend rates start with a 7.00% increase in 2015, followed by a gradual decline in increases to 5.00% for 2022 and thereafter.
A one-percentage point change in the assumed health care cost trend rate as of December 31, 2014 would have the following effects on our retiree medical benefit plans:

	One-Percentage-Point
	Increase	Decrease
	(in millions)
Effect on total service and interest cost for 2014	$0.3	$(0.2)
Effect on benefit obligation as of December 31, 2014	7.2	(6.0)
The objectives of the investment policies governing the pension plans are to administer the assets of the plans for the benefit of the participants in compliance with all laws and regulations, and to establish an asset mix that provides for diversification and considers the risk of various different asset classes with the purpose of generating favorable investment returns. The investment policies consider circumstances such as participant demographics, time horizon to retirement and liquidity needs, and provide guidelines for asset allocation, planning horizon, general portfolio issues and investment manager evaluation criteria. The investment strategies for the plans, including target asset allocations and investment vehicles, are subject to change within the guidelines of the policies.
The target asset allocation for our U.S. pension plan is 80% non-equity and 20% equity, which has been determined based on analysis of actual historical rates of return and plan needs and circumstances. The equity investments are tailored to exceed the growth of the benefit obligation and are a combination of U.S. and non-U.S. total stock market index mutual funds. The non-equity investments consist primarily of investments in debt securities and money market instruments that are selected based on investment quality and duration to mitigate volatility of the funded status and annual required contributions. The non-equity investments have a duration profile that is similar to the benefit obligation in order to mitigate the impact of interest rate changes on the funded status. This investment strategy is achieved through the use of mutual funds and individual securities.
The target asset allocation for the CF Canadian plan is 60% non-equity and 40% equity, and for the Terra Canadian plan is 75% non-equity and 25% equity. The equity investments are passively managed portfolios that diversify assets across multiple securities, economic sectors and countries. The non-equity investments are high quality passively managed portfolios that diversify assets across economic sectors, countries and maturity spectrums. This investment strategy is achieved through the use of mutual funds.
The fair values of our U.S. and Canadian pension plan assets as of December 31, 2014 and 2013, by major asset class are as follows:

	December 31, 2014
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash and cash equivalents(1)	$26.0	$26.0	$—	$—
Equity mutual funds
Index equity(2)	102.8	102.8	—	—
Pooled equity(3)	44.0	—	44.0	—
Fixed income
U.S. Treasury bonds and notes(4)	4.9	4.9	—	—
Mutual funds(5)	86.9	—	86.9	—
Corporate bonds and notes(6)	375.9	—	375.9	—
Government and agency securities(7)	26.0	—	26.0	—
Other(8)	2.1	—	2.1	—
Total assets at fair value	668.6	$133.7	$534.9	$—
Accruals and payables—net	(3.8)
Total assets	$664.8

	December 31, 2013
	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash and cash equivalents(1)	$7.7	$7.7	$—	$—
Equity mutual funds
Index equity(2)	118.7	118.7	—	—
Pooled equity(3)	41.0	—	41.0	—
Fixed income
U.S. Treasury bonds and notes(4)	16.7	16.7	—	—
Mutual funds(5)	79.9	—	79.9	—
Corporate bonds and notes(6)	383.3	—	383.3	—
Government and agency securities(7)	48.6	—	48.6	—
Other(8)	2.1	—	2.1	—
Total assets at fair value	698.0	$143.1	$554.9	$—
Accruals and payables—net	2.7
Total assets	$700.7
_______________________________________________________________________________

(1)	Cash and cash equivalents are primarily short-term money market funds and are classified as Level 1 assets.

(2)
The index equity funds are mutual funds that utilize a passively managed investment approach designed to track specific equity indices. They are valued at quoted market prices in an active market, which represent the net asset values of the shares held by the plan and are classified as Level 1 investments.

(3)
The pooled equity funds consist of actively managed pooled funds that invest in common stock and other equity securities that are traded on U.S., Canadian and foreign markets. These funds are valued using net asset values (NAV) as determined by the fund manager, which are based on the value of the underlying net assets of the fund. Although the NAV is not based on quoted market prices in an active market, it is based on observable market data and therefore the funds are categorized as Level 2 investments.

(4)	U.S. Treasury bonds and notes are valued based on quoted market prices in an active market and are classified as Level 1 investments.

(5)
The fixed income mutual funds are actively managed bond funds that invest in investment-grade corporate debt, various governmental debt obligations and mortgage-backed securities with varying maturities. They are classified as Level 2 investments valued using NAV as determined by the fund manager.

(6)
Corporate bonds and notes are traded and private placement securities valued by institutional bond pricing services, which gather information from market sources and integrate credit information, observed market movements and sector news into their pricing applications and models. These securities are classified as Level 2.

(7)	Government and agency securities consist of U.S. Federal and other government and agency debt securities, which are classified as Level 2 securities.

(8)
Other includes primarily collateralized mortgage obligations and asset-backed securities which are valued through pricing models of reputable third party sources based on market data and are classified as Level 2 investments.

We have defined contribution plans covering substantially all employees. Depending on the specific provisions of each plan, the company may provide basic contributions based on a percentage of base salary, matching of employee contributions up to specified limits, or a combination of both. As of January 1, 2013, we adopted amendments to our U.S. qualified defined contribution plans to combine them into a single plan. In 2014, 2013 and 2012, we recognized expense related to company contributions to the defined contribution plans of $12.3 million, $13.1 million, and $14.2 million, respectively.
In addition to our qualified defined benefit pension plans, we also maintain certain nonqualified supplemental pension plans for highly compensated employees as defined under federal law. The amounts recognized in accrued expenses and other noncurrent liabilities in our consolidated balance sheets for these plans were $2.5 million and $19.8 million as of December 31, 2014 and $6.9 million and $17.2 million as of December 31, 2013, respectively. We recognized expense for these plans of $5.1 million, $2.0 million and $1.7 million in 2014, 2013 and 2012, respectively. The expense recognized in 2014 includes a settlement charge of $3.4 million.
14.   Financing Agreements
Credit Agreement
CF Holdings, as a guarantor, and CF Industries, as borrower, entered into a $500 million senior unsecured credit agreement, dated May 1, 2012 (the Credit Agreement), which provided for a revolving credit facility of up to $500 million with a maturity of five years. On April 22, 2013, the Credit Agreement was amended and restated to increase the credit facility from $500 million to $1.0 billion and extend its maturity an additional year to May 1, 2018.
Borrowings under the Credit Agreement bear interest at a variable rate based on an applicable margin over LIBOR or a base rate and may be used for working capital, capital expenditures, acquisitions, share repurchases and other general purposes. The Credit Agreement requires that the Company maintain a minimum interest coverage ratio and not exceed a maximum total leverage ratio, and includes other customary terms and conditions, including customary events of default and covenants.
All obligations under the Credit Agreement are unsecured. Currently, CF Holdings is the only guarantor of CF Industries' obligations under the Credit Agreement. Certain of CF Industries' domestic subsidiaries would be required to become guarantors under the Credit Agreement if such subsidiary were to guarantee other debt of the Company or CF Industries in excess of $350 million. Currently, no such subsidiary guarantees any debt.
As of December 31, 2014, there was $995.1 million of available credit under the Credit Agreement (net of outstanding letters of credit of $4.9 million), and there were no borrowings outstanding as of December 31, 2014 or 2013, or during the years then ended.

Senior Notes
Long-term debt presented on our consolidated balance sheets as of December 31, 2014 and 2013 consisted of the following:

	December 31,
	2014	2013
	(in millions)
Unsecured senior notes:
6.875% due 2018	$800.0	$800.0
7.125% due 2020	800.0	800.0
3.450% due 2023	749.4	749.3
5.150% due 2034	746.2	—
4.950% due 2043	748.8	748.8
5.375% due 2044	748.1	—
	4,592.5	3,098.1
Less: Current portion	—	—
Net long-term debt	$4,592.5	$3,098.1
On April 23, 2010, CF Industries issued $800 million aggregate principal amount of 6.875% senior notes due May 1, 2018 and $800 million aggregate principal amount of 7.125% senior notes due May 1, 2020 (the 2018/2020 Notes). Interest on the 2018/2020 Notes is paid semiannually on May 1 and November 1 and the 2018/2020 Notes are redeemable at our option, in whole at any time or in part from time to time, at specified make-whole redemption prices. As of December 31, 2014, the carrying value of the 2018/2020 Notes was $1.6 billion and the fair value was approximately $1.9 billion.
On May 23, 2013, CF Industries issued $750 million aggregate principal amount of 3.450% senior notes due June 1, 2023 and $750 million aggregate principal amount of 4.950% senior notes due June 1, 2043 (the 2023/2043 Notes). Interest on the 2023/2043 Notes is paid semiannually on June 1 and December 1 and the 2023/2043 Notes are redeemable at our option, in whole at any time or in part from time to time, at specified make-whole redemption prices. We received net proceeds from the issuance and sale of the 2023/2043 Notes, after deducting underwriting discounts and offering expenses, of approximately $1.48 billion. As of December 31, 2014, the carrying value of the 2023/2043 Notes was approximately $1.5 billion and the fair value was approximately $1.5 billion.
On March 11, 2014, CF Industries issued $750 million aggregate principal amount of 5.150% senior notes due March 15, 2034 and $750 million aggregate principal amount of 5.375% senior notes due March 15, 2044 (the 2034/2044 Notes). Interest on the 2034/2044 Notes is paid semiannually on March 15 and September 15 and the 2034/2044 Notes are redeemable at our option, in whole at any time or in part from time to time, at specified make-whole redemption prices. We received net proceeds of $1.48 billion from the issuance and sale of the 2034/2044 Notes, after deducting underwriting discounts and offering expenses. As of December 31, 2014, the carrying value of the 2034/2044 Notes was approximately $1.5 billion and the fair value was approximately $1.6 billion.
Under the indentures (including the applicable supplemental indentures) governing the senior notes identified in the table above, each series of senior notes is guaranteed by CF Holdings. The indentures contain customary events of default and covenants that limit, among other things, the ability of CF Holdings and its subsidiaries, including CF Industries, to incur liens on certain properties to secure debt. If a Change of Control occurs together with a Ratings Downgrade (as both terms are defined under the indentures governing the senior notes), CF Industries would be required to offer to repurchase each series of senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. In addition, in the event that a subsidiary of ours, other than CF Industries, becomes a borrower or a guarantor under the Credit Agreement (or any renewal, replacement or refinancing thereof), such subsidiary would be required to become a guarantor of the senior notes, provided that such requirement will no longer apply with respect to the 2023/2043 Notes and 2034/2044 Notes following the repayment of the 2018/2020 Notes or the subsidiaries of ours, other than CF Industries, otherwise becoming no longer subject to such a requirement to guarantee the 2018/2020 Notes.

15. Interest Expense
Details of interest expense are as follows:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Interest on borrowings(1)	$238.3	$150.6	$112.2
Fees on financing agreements(1)(2)	10.6	15.4	32.1
Interest on tax liabilities	3.5	12.9	1.4
Interest capitalized	(74.2)	(26.7)	(10.4)
	$178.2	$152.2	$135.3
(1) See Note 14—Financing Agreements for additional information.
(2) Fees on financing agreements for the year ended December 31, 2012 includes $15.2 million of accelerated amortization of deferred fees related to the termination of a credit agreement in May 2012.
16.   Derivative Financial Instruments
We use derivative financial instruments to reduce our exposure to changes in commodity prices and foreign currency exchange rates.
Commodity Price Risk Management
Natural gas is the largest and most volatile component of the manufacturing cost for nitrogen-based products. We manage the risk of changes in natural gas prices primarily through the use of derivative financial instruments covering periods of generally less than 18 months. The derivatives that we use are primarily natural gas options and natural gas fixed price swaps traded in the OTC markets. These natural gas derivatives settle using primarily a NYMEX futures price index, which represents the basis for fair value at any given time. We entered into natural gas derivative contracts with respect to natural gas to be consumed by us in the future, and settlements of those derivative contracts are scheduled to coincide with our anticipated purchases of natural gas used to manufacture nitrogen products during those future periods. We use natural gas derivatives as an economic hedge of natural gas price risk, but without the application of hedge accounting. As a result, changes in fair value of these contracts are recorded in earnings.
As of December 31, 2014 and 2013, we had open natural gas derivative contracts for 58.7 million MMBtus and 76.3 million MMBtus, respectively. For the year ended December 31, 2014, we used derivatives to cover approximately 88% of our natural gas consumption.
Foreign Currency Exchange Rates
In the fourth quarter of 2012, our Board of Directors authorized a project to construct new ammonia and urea/UAN plants at our Donaldsonville, Louisiana complex and new ammonia and urea plants at our Port Neal, Iowa complex. A portion of the capacity expansion project costs are euro-denominated. In order to manage our exposure to changes in the euro to U.S. dollar currency exchange rates, we have hedged our projected euro-denominated payments through the fourth quarter of 2015 using foreign currency forward contracts. Certain of these contracts were originally designated as cash flow hedges.
As of December 31, 2013, we de-designated the remaining cash flow hedges related to our capacity expansion projects. As of December 31, 2014 and 2013, the notional amount of our open foreign currency derivatives was $252.8 million and $636.3 million, respectively. None of these open foreign currency derivatives were designated as hedging instruments for accounting purposes.
During the year ended December 31, 2014, we reclassified a pre-tax gain of $2.8 million from AOCI to income as a result of the discontinuance of certain cash flow hedges. No reclassification from AOCI to income occurred in 2013 or 2012. As of December 31, 2014, the remaining pre-tax AOCI balance of $7.4 million related to the de-designated cash flow hedges is expected to be reclassified into income over the depreciable lives of the fixed assets associated with the capacity expansion projects. We expect that the amounts to be reclassified within the next twelve months will be insignificant. See Note 19—Stockholders' Equity, for further information.

The effect of derivatives in our consolidated statements of operations is shown in the tables below:

	Gain (loss) recognized in OCI			Gain (loss) reclassified from AOCI into income
	Year ended December 31,				Year ended December 31,
Derivatives designated as cash flow hedges	2014	2013	2012	Location	2014	2013	2012
	(in millions)				(in millions)
Foreign exchange contracts	$—	$3.0	$7.2	Other operating—net	$2.8	$—	$—

	Gain (loss) recognized in income
		Year ended December 31,
	Location	2014	2013	2012
		(in millions)
Foreign exchange contracts	Other operating—net(1)	$—	$(1.8)	$1.8

	Gain (loss) recognized in income
		Year ended December 31,
Derivatives not designated as hedges	Location	2014	2013	2012
		(in millions)
Natural gas derivatives	Cost of sales	$(79.5)	$52.9	$66.5
Foreign exchange contracts	Other operating—net	(43.6)	14.8	6.3
		$(123.1)	$67.7	$72.8

	Gain (loss) in income
	Year ended December 31,
All Derivatives	2014	2013	2012
	(in millions)
Unrealized gains (losses)
Derivatives not designated as hedges	$(123.1)	$67.7	$72.8
Cash flow hedge ineffectiveness	—	(1.8)	1.8
Total unrealized gains (losses)	(123.1)	65.9	74.6
Realized gains (losses)	64.2	1.8	(144.4)
Net derivative gains (losses)	$(58.9)	$67.7	$(69.8)
_______________________________________________________________________________

(1)	For derivatives designated as cash flow hedges, the amount reported as gain (loss) recognized in income represents the amount excluded from hedge effectiveness.

The fair values of derivatives on our consolidated balance sheets are shown below. As of December 31, 2014 and 2013, none of our derivative instruments were designated as hedging instruments. For additional information on derivative fair values, see Note 11—Fair Value Measurements.

	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	December 31,		Balance Sheet Location	December 31,
		2014	2013		2014	2013
		(in millions)			(in millions)
Derivatives not designated as hedging instruments
Foreign exchange contracts	Other current assets	$—	$27.3	Other current liabilities	$(22.4)	$—
Foreign exchange contracts	Other noncurrent assets	—	1.6	Other noncurrent liabilities	—	—
Natural gas derivatives	Other current assets	0.5	45.4	Other current liabilities	(26.0)	(0.2)
Natural gas derivatives	Other noncurrent assets	—	—	Other noncurrent liabilities	—	—
Total derivatives		$0.5	$74.3		$(48.4)	$(0.2)

Current / Noncurrent totals
	Other current assets	$0.5	$72.7	Other current liabilities	$(48.4)	$(0.2)
	Other noncurrent assets	—	1.6	Other noncurrent liabilities	—	—
Total derivatives		$0.5	$74.3		$(48.4)	$(0.2)
The counterparties to our derivative contracts are multinational commercial banks, major financial institutions and large energy companies. Our derivatives are executed with several counterparties, generally under International Swaps and Derivatives Association (ISDA) agreements. The ISDA agreements are master netting arrangements commonly used for OTC derivatives that mitigate exposure to counterparty credit risk, in part, by creating contractual rights of netting and setoff, the specifics of which vary from agreement to agreement. These rights are described further below:

•
Settlement netting generally allows us and our counterparties to net, into a single net payable or receivable, ordinary settlement obligations arising between us under the ISDA agreement on the same day, in the same currency, for the same types of derivative instruments, and through the same pairing of offices.

•
Close-out netting rights are provided in the event of a default or other termination event (as defined in the ISDA agreements), including bankruptcy. Depending on the cause of early termination, the non-defaulting party may elect to terminate all or some transactions outstanding under the ISDA agreement. The values of all terminated transactions and certain other payments under the ISDA agreement are netted, resulting in a single net close-out amount payable to or by the non-defaulting party. Termination values may be determined using a mark-to-market approach or based on a party's good faith estimate of its loss. If the final net close-out amount is payable by the non-defaulting party, that party's obligation to make the payment may be conditioned on factors such as the termination of all derivative transactions between the parties or payment in full of all of the defaulting party's obligations to the non-defaulting party, in each case regardless of whether arising under the ISDA agreement or otherwise.

•
Setoff rights are provided by certain of our ISDA agreements and generally allow a non-defaulting party to elect to set off, against the final net close-out payment, other matured and contingent amounts payable between us and our counterparties under the ISDA agreement or otherwise. Typically, these setoff rights arise upon the early termination of all transactions outstanding under an ISDA agreement following a default or specified termination event.

Most of our ISDA agreements contain credit-risk-related contingent features such as cross default provisions and credit support requirements. In the event of certain defaults or a credit ratings downgrade, our counterparty may request early termination and net settlement of certain derivative trades or may require us to collateralize derivatives in a net liability position. As of December 31, 2014 and 2013, the aggregate fair value of the derivative instruments with credit-risk-related contingent features in net liability positions was $47.1 million and $0.2 million, respectively, which also approximates the fair value of the maximum amount of additional collateral that would need to be posted or assets needed to settle the obligations if the credit-risk-related contingent features were triggered at the reporting dates. At both December 31, 2014 and 2013, we had no cash collateral on deposit with counterparties for derivative contracts. The credit support documents executed in connection with certain of our ISDA agreements generally provide us and our counterparties the right to set off collateral against amounts owing under the ISDA agreements upon the occurrence of a default or a specified termination event.
The following table presents amounts relevant to offsetting of our derivative assets and liabilities as of December 31, 2014 and 2013:

	Amounts presented in consolidated balance sheets(1)	Gross amounts not offset in consolidated balance sheets
		Financial instruments	Cash collateral received (pledged)	Net amount
	(in millions)
December 31, 2014
Total derivative assets	$0.5	$0.5	$—	$—
Total derivative liabilities	48.4	0.5	—	47.9
Net liabilities	$(47.9)	$—	$—	$(47.9)
December 31, 2013
Total derivative assets	$74.3	$0.2	$—	$74.1
Total derivative liabilities	—	—	—	—
Net assets	$74.3	$0.2	$—	$74.1
_______________________________________________________________________________

(1)
We report the fair values of our derivative assets and liabilities on a gross basis on our consolidated balance sheets. As a result, the gross amounts recognized and net amounts presented are the same.

We do not believe the contractually allowed netting, close-out netting or setoff of amounts owed to, or due from, the counterparties to our ISDA agreements would have a material effect on our financial position.
17.   Supplemental Balance Sheet Data
Accounts Receivable—Net
Accounts receivable—net consist of the following:

	December 31,
	2014	2013
	(in millions)
Trade	$185.7	$225.0
Other	5.8	5.9
	$191.5	$230.9
Trade accounts receivable includes amounts due from related parties. For additional information, see Note 26—Related Party Transactions. Trade accounts receivable is net of a $0.4 million allowance for doubtful accounts as of December 31, 2014 and 2013.

Inventories
Inventories consist of the following:

	December 31,
	2014	2013
	(in millions)
Finished goods	$179.5	$251.0
Raw materials, spare parts and supplies	23.4	23.3
	$202.9	$274.3
Other Current Assets
Other current assets consist of the following:

	December 31,
	2014	2013
	(in millions)
Prepaid expenses	$17.4	$19.1
Unrealized gains on derivatives	0.6	72.7
Margin deposits	0.6	0.6
	$18.6	$92.4

Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consist of the following:

	December 31,
	2014	2013
	(in millions)
Accounts payable	$65.8	$169.0
Capacity expansion project costs	195.3	55.4
Accrued natural gas costs	96.9	86.0
Payroll and employee related costs	47.3	71.8
Accrued interest	46.9	24.0
Accrued share repurchase	29.1	40.3
Other	108.6	117.6
	$589.9	$564.1
Payroll and employee related costs include accrued salaries and wages, vacation, incentive plans and payroll taxes.
Capacity expansion project costs include the capital expenditures invested in the capacity expansion projects.
Accrued interest includes interest payable on our outstanding unsecured senior notes. For further details, see Note 14—Financing Agreements.
Other includes accrued utilities, property taxes, sales incentives and other credits, maintenance and professional services.

Other Current Liabilities
Other current liabilities consist of the following:

	December 31,
	2014	2013
	(in millions)
Unrealized losses on derivatives	$48.4	$0.2
Financial advances	—	43.0
Product exchanges	—	0.3
	$48.4	$43.5
As of December 31, 2013, we had received financial advances necessary to complete certain investment transactions that were repaid to the financial institution after the end of the year.
Other Noncurrent Liabilities
Other noncurrent liabilities consist of the following:

	December 31,
	2014	2013
	(in millions)
Benefit plans and deferred compensation	$209.8	$156.1
Tax-related liabilities	95.8	81.8
Capacity expansion project costs	49.0	70.5
Environmental and related costs	3.6	4.3
Other	16.7	12.9
	$374.9	$325.6
Benefit plans and deferred compensation include liabilities for pensions, retiree medical benefits, and the noncurrent portion of incentive plans (see Note 13—Pension and Other Postretirement Benefits).
Capacity expansion project costs consist of amounts due to contractors that will be paid upon completion of the project in accordance with the related contract terms.
18.     Noncontrolling Interest
Terra Nitrogen Company, L.P. (TNCLP)
TNCLP is a master limited partnership that owns a nitrogen manufacturing facility in Verdigris, Oklahoma. We own an aggregate 75.3% of TNCLP through general and limited partnership interests. Outside investors own the remaining 24.7% of the limited partnership. For financial reporting purposes, the assets, liabilities and earnings of the partnership are consolidated into our financial statements. The outside investors' limited partnership interests in the partnership have been recorded as part of noncontrolling interest in our consolidated financial statements. The noncontrolling interest represents the noncontrolling unitholders' interest in the earnings and equity of TNCLP. An affiliate of CF Industries is required to purchase all of TNCLP's fertilizer products at market prices as defined in the Amendment to the General and Administrative Services and Product Offtake Agreement, dated September 28, 2010.
TNCLP makes cash distributions to the general and limited partners based on formulas defined within its Agreement of Limited Partnership. Cash available for distribution is defined in the agreement generally as all cash receipts less all cash disbursements, less certain reserves (including reserves for future operating and capital needs) established as the general partner determines in its reasonable discretion to be necessary or appropriate. Changes in working capital affect available cash, as increases in the amount of cash invested in working capital items (such as increases in inventory and decreases in accounts payable) reduce available cash, while declines in the amount of cash invested in working capital items increase available cash. Cash distributions to the limited partners and general partner vary depending on the extent to which the cumulative distributions exceed certain target threshold levels set forth in the Agreement of Limited Partnership.

In each of the applicable quarters of 2014, 2013 and 2012, the minimum quarterly distributions were satisfied, which entitled us, as the general partner, to receive increased distributions on our general partner interests as provided for in the Agreement of Limited Partnership. The earnings attributed to our general partner interest in excess of the threshold levels for the years ended December 31, 2014, 2013 and 2012 were $139.4 million, $200.6 million and $234.0 million, respectively.
As of December 31, 2014, Terra Nitrogen GP Inc. (TNGP), the general partner of TNCLP (and an indirect wholly-owned subsidiary of CF Industries), and its affiliates owned 75.3% of TNCLP's outstanding units. When not more than 25% of TNCLP's issued and outstanding units are held by non-affiliates of TNGP, TNCLP, at TNGP's sole discretion, may call, or assign to TNGP or its affiliates, TNCLP's right to acquire all such outstanding units held by non-affiliated persons. If TNGP elects to acquire all outstanding units, TNCLP is required to give at least 30 but not more than 60 days' notice of TNCLP's decision to purchase the outstanding units. The purchase price per unit will be the greater of (1) the average of the previous 20 trading days' closing prices as of the date five days before the purchase is announced or (2) the highest price paid by TNGP or any of its affiliates for any unit within the 90 days preceding the date the purchase is announced.
Canadian Fertilizers Limited (CFL)
CFL owns a nitrogen fertilizer complex in Medicine Hat, Alberta, Canada, which until April 30, 2013, supplied fertilizer products to CF Industries and Viterra Inc. (Viterra). The Medicine Hat complex is the largest nitrogen fertilizer complex in Canada, with two world-scale ammonia plants, a world-scale granular urea plant and on-site storage facilities for both ammonia and urea.
Prior to April 30, 2013, CF Industries owned 49% of the voting common shares and 66% of the non-voting preferred shares of CFL and purchased 66% of the production of CFL. Also prior to April 30, 2013, Viterra held 34% of the equity ownership of CFL, and had the right to purchase up to the remaining 34% of CFL's production. Both CF Industries and Viterra were entitled to receive distributions of net earnings of CFL based upon their respective purchases from CFL. The remaining 17% of the voting common shares were owned by GROWMARK, Inc. and La Coop fédérée. CFL was a variable interest entity that was consolidated in our financial statements.
In 2012, we entered into agreements to acquire the noncontrolling interests in CFL for C$0.9 billion, which included 34% of CFL's common and preferred shares owned by Viterra, the product purchase agreement between CFL and Viterra and the CFL common shares held by GROWMARK, Inc. and La Coop fédérée. In April 2013, we completed the acquisitions. Since CFL was previously a consolidated variable interest entity, the purchase price was recognized as follows: a $0.8 billion reduction in paid-in capital; a $0.1 billion deferred tax asset; and the removal of the CFL noncontrolling interest. CFL is now a wholly-owned subsidiary and we purchased 100% of CFL's ammonia and granular urea production.
CF Industries' and Viterra's purchases of nitrogen fertilizer products from CFL were made under product purchase agreements, and the selling prices were determined under the provisions of these agreements. Prior to the fourth quarter of 2012, an initial selling price was paid to CFL based upon CFL's production cost plus an agreed-upon margin once title passed as the product was shipped. At the end of the year, the difference between the market price of products purchased from CFL and the price based on production cost plus the agreed-upon margin was paid to CFL. The sales revenue attributable to this difference was accrued by the Company on an interim basis.
In the fourth quarter of 2012, the CFL Board of Directors approved amendments to the product purchase agreements retroactive to January 1, 2012 that modified the selling prices that CFL charged for products sold to Viterra and CF Industries to eliminate the requirement to pay to CFL the difference between the market price and the price based on production cost plus an agreed-upon margin. The effect of the selling price amendments to the product purchase agreements impacts the comparability of our financial results. These changes impact the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest, but do not impact the comparability of our net earnings attributable to common stockholders or net cash flows for the same period.

A reconciliation of the beginning and ending balances of noncontrolling interest and distributions payable to the noncontrolling interests on our consolidated balance sheets is provided below.

	Year ended December 31,
	2014	2013			2012
	TNCLP	CFL	TNCLP	Total	CFL	TNCLP	Total
	(in millions)
Noncontrolling interest:
Beginning balance	$362.3	$17.4	$362.6	$380.0	$16.7	$369.2	$385.9
Earnings attributable to noncontrolling interest	46.5	2.3	65.9	68.2	3.5	71.2	74.7
Declaration of distributions payable	(46.0)	(2.3)	(66.2)	(68.5)	(5.3)	(77.8)	(83.1)
Acquisitions of noncontrolling interests in CFL	—	(16.8)	—	(16.8)	—	—	—
Effect of exchange rate changes	—	(0.6)	—	(0.6)	2.5	—	2.5
Ending balance	$362.8	$—	$362.3	$362.3	$17.4	$362.6	$380.0
Distributions payable to noncontrolling interest:
Beginning balance	$—	$5.3	$—	$5.3	$149.7	$—	$149.7
Declaration of distributions payable	46.0	2.3	66.2	68.5	5.3	77.8	83.1
Distributions to noncontrolling interest	(46.0)	(7.5)	(66.2)	(73.7)	(154.0)	(77.8)	(231.8)
Effect of exchange rate changes	—	(0.1)	—	(0.1)	4.3	—	4.3
Ending balance	$—	$—	$—	$—	$5.3	$—	$5.3

19.   Stockholders' Equity
Common Stock
In the third quarter of 2011, our Board of Directors authorized a program to repurchase up to $1.5 billion of CF Holdings common stock through December 31, 2013 (the 2011 program). During 2011, we repurchased 6.5 million shares under the 2011 program for $1.0 billion, and in the second quarter of 2012, we repurchased 3.1 million shares under this program for $500.0 million, thereby completing the 2011 program. In June 2012, we retired all 9.6 million shares that were repurchased under the 2011 program.
In the third quarter of 2012, our Board of Directors authorized a program to repurchase up to $3.0 billion of CF Holdings common stock through December 31, 2016 (the 2012 program). During 2013, we repurchased 7.3 million shares for approximately $1.4 billion, of which $40.3 million was accrued but unpaid as of December 31, 2013. In the first half of 2014, we repurchased 6.3 million shares for approximately $1.6 billion, which completed the 2012 program.
On August 6, 2014, our Board of Directors authorized the repurchase of up to $1.0 billion of CF Holdings common stock through December 31, 2016 (the 2014 program). Consistent with our previous stock repurchase programs, repurchases under this program may be made from time to time in the open market, through privately negotiated transactions, through block transactions or otherwise. The manner, timing and amount of repurchases will be determined by our management based on the evaluation of market conditions, stock price, and other factors. During the fourth quarter of 2014, we repurchased 1.4 million shares for $372.8 million under the 2014 program, of which $29.1 million was accrued but unpaid as of December 31, 2014.
During 2014 and 2013, we retired 7.7 million shares and 6.4 million shares of repurchased stock, respectively. As of December 31, 2014 and 2013, we held in treasury approximately 0.8 million and 0.9 million shares of repurchased stock, respectively.

Changes in common shares outstanding are as follows:

	Year ended December 31,
	2014	2013	2012
Beginning balance	55,848,194	62,950,688	65,419,989
Exercise of stock options	188,512	226,303	569,490
Issuance of restricted stock(1)	4,175	30,074	25,662
Forfeitures of restricted stock	(13,136)	(1,570)	(2,170)
Purchase of treasury shares(2)	(7,693,135)	(7,357,301)	(3,062,283)
Ending balance	48,334,610	55,848,194	62,950,688
_______________________________________________________________________________

(1)	Includes shares issued from treasury.

(2)	Includes shares withheld to pay employee tax obligations upon the vesting of restricted stock.
Stockholder Rights Plan
We have adopted a stockholder rights plan (the Rights Plan). The existence of the rights and the Rights Plan is intended to deter coercive or partial offers which may not provide fair value to all stockholders and to enhance our ability to represent all of our stockholders and thereby maximize stockholder value.
Under the Rights Plan, each share of common stock has attached to it one right. Each right entitles the holder to purchase one one thousandth of a share of a series of our preferred stock designated as Series A junior participating preferred stock at an exercise price of $90, subject to adjustment. Rights will only be exercisable under limited circumstances specified in the rights agreement when there has been a distribution of the rights and such rights are no longer redeemable by us. A distribution of the rights would occur upon the earlier of (i) 10 business days following a public announcement that any person or group has acquired beneficial ownership of 15% or more (or, in the case of certain institutional and other investors, 20% or more) of the outstanding shares of our common stock, other than as a result of repurchases of stock by us; or (ii) 10 business days, or such later date as our Board of Directors may determine, after the date of the commencement of a tender offer or exchange offer that would result in any person, group or related persons acquiring beneficial ownership of 15% or more (or, in the case of certain institutional and other investors, 20% or more) of the outstanding shares of our common stock. The rights will expire at 5:00 P.M. (New York City time) on July 21, 2015, unless such date is extended or the rights are earlier redeemed or exchanged by us.
If any person or group acquires shares representing 15% or more (or, in the case of certain institutional and other investors, 20% or more) of the outstanding shares of our common stock, the rights will entitle a holder, other than such person, any member of such group or related person, all of whose rights will be null and void, to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each right. If we are involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring or surviving company's common stock having a market value at that time of twice the right's exercise price.
The description and terms of the rights are set forth in a Rights Agreement dated as of July 21, 2005 and amended as of August 31, 2010, between us and Computershare Inc., as successor rights agent.

Preferred Stock
We are authorized to issue 50 million shares of $0.01 par value preferred stock. Our amended and restated certificate of incorporation authorizes our Board of Directors, without any further stockholder action or approval, to issue these shares in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. In connection with our Rights Plan, 500,000 shares of preferred stock have been designated as Series A junior participating preferred stock. No shares of preferred stock have been issued.
Accumulated Other Comprehensive Income (Loss)
Changes to accumulated other comprehensive income (loss) and the impact on other comprehensive loss are as follows:

	Foreign Currency Translation Adjustment	Unrealized Gain (Loss) on Securities	Unrealized Gain (Loss) on Derivatives	Defined Benefit Plans	Accumulated Other Comprehensive Income (Loss)
	(in millions)
Balance as of December 31, 2011	$15.4	$(3.0)	$—	$(111.7)	$(99.3)
Unrealized gain	—	4.3	7.2	—	11.5
Reclassification to earnings	—	(0.6)	—	11.5	10.9
Loss arising during the period	—	—	—	(1.0)	(1.0)
Effect of exchange rate changes and deferred taxes	46.0	(1.1)	(2.6)	(14.0)	28.3
Balance as of December 31, 2012	61.4	(0.4)	4.6	(115.2)	(49.6)
Unrealized gain	—	2.1	3.0	—	5.1
Reclassification to earnings	—	(0.6)	—	12.2	11.6
Gain arising during the period	—	—	—	46.2	46.2
Effect of exchange rate changes and deferred taxes	(29.5)	(0.5)	(1.1)	(24.8)	(55.9)
Balance as of December 31, 2013	31.9	0.6	6.5	(81.6)	(42.6)
Unrealized gain	—	0.7	—	—	0.7
Reclassification to earnings	—	(0.4)	(2.8)	33.1	29.9
Loss arising during the period	—	—	—	(106.2)	(106.2)
Effect of exchange rate changes and deferred taxes	(72.4)	(0.1)	1.0	29.9	(41.6)
Balance as of December 31, 2014	$(40.5)	$0.8	$4.7	$(124.8)	$(159.8)
The $1.0 million defined benefit plan loss arising during 2012 is net of a $13.4 million curtailment gain pertaining to retiree medical benefits recognized in the third quarter of 2012. For additional information, refer to Note 13—Pension and Other Postretirement Benefits.

Reclassifications out of AOCI to the consolidated statements of operations for the years ended December 31, 2014 and 2013 were as follows:

	Year ended December 31,
	2014	2013
	(in millions)
Unrealized Gain (Loss) on Securities
Available-for-sale securities(1)	$(0.4)	$(0.6)
Total before tax	(0.4)	(0.6)
Tax effect	0.1	0.2
Net of tax	$(0.3)	$(0.4)
Unrealized Gain (Loss) on Derivatives
Reclassification of de-designated hedges(2)	$(2.8)	$—
Total before tax	(2.8)	—
Tax effect	1.0	—
Net of tax	$(1.8)	$—
Defined Benefit Plans
Amortization of prior service cost(3)	$(0.4)	$0.3
Amortization of net loss(3)	33.5	11.9
Total before tax	33.1	12.2
Tax effect	(12.1)	(4.3)
Net of tax	$21.0	$7.9
Total reclassifications for the period	$18.9	$7.5
_______________________________________________________________________________

(1)	Represents the balance that was reclassified into interest income.

(2)	Represents the portion of de-designated cash flow hedges that were reclassified into income as a result of the discontinuance of certain cash flow hedges.

(3)	These components are included in the computation of net periodic pension cost and were reclassified from AOCI into cost of sales and selling, general and administrative expenses.
20.   Stock-Based Compensation
2014 Equity and Incentive Plan
On May 14, 2014, our shareholders approved the CF Industries Holdings, Inc. 2014 Equity and Incentive Plan (the Plan) which replaced the CF Industries Holdings, Inc. 2009 Equity and Incentive Plan. Under the Plan, we may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (payable in cash or stock) and other stock-based awards to our officers, employees, consultants and independent contractors (including non-employee directors). The purpose of the Plan is to provide an incentive for our employees, officers, consultants and non-employee directors that is aligned with the interests of our stockholders.
Share Reserve and Individual Award Limits
The maximum number of shares reserved for the grant of awards under the Plan is the sum of (i) 2.8 million and (ii) the number of shares subject to outstanding awards under our predecessor plans to the extent such awards terminate or expire without delivery of shares. For purposes of determining the number of shares of stock available for grant under the Plan, each option or stock appreciation right is counted against the reserve as one share. Each share of stock granted, other than an option or a stock appreciation right, is counted against the reserve as 1.61 shares. If any outstanding award expires or is settled in cash, any unissued shares subject to the award are again available for grant under the Plan. Shares tendered in payment of the exercise price of an option and shares withheld by the Company or otherwise received by the Company to satisfy tax withholding obligations are not available for future grant under the Plan. As of December 31, 2014, we had 2.8 million shares available for future awards under the Plan. The Plan provides that no more than 1.0 million underlying shares may be granted to a participant in any one calendar year.

Stock Options
Under the Plan and our predecessor plans, we granted to plan participants nonqualified stock options to purchase shares of our common stock. The exercise price of these options is equal to the market price of our common stock on the date of grant. The contractual life of each option is ten years and generally one-third of the options vest on each of the first three anniversaries of the date of grant.
The fair value of each stock option award is estimated using the Black-Scholes option valuation model. Key assumptions used and resulting grant date fair values are shown in the following table.

	2014	2013	2012
Weighted-average assumptions:
Expected volatility	33%	35%	50%
Expected term of stock options	4.3 Years	4.4 Years	4.5 Years
Risk-free interest rate	1.3%	1.4%	0.7%
Expected dividend yield	1.6%	0.8%	0.8%
Weighted-average grant date fair value	$63.86	$53.82	$80.59
The expected volatility of our stock options is based on the combination of the historical volatility of our common stock and implied volatilities of exchange traded options on our common stock. The expected term of options is estimated based on our historical exercise experience, post-vesting employment termination behavior and the contractual term. The risk-free interest rate is based on the U.S. Treasury Strip yield curve in effect at the time of grant for the expected term of the options.
A summary of stock option activity during the year ended December 31, 2014 is presented below:

	Shares	Weighted- Average Exercise Price
Outstanding as of December 31, 2013	737,532	$141.76
Granted	169,225	255.87
Exercised	(188,512)	93.80
Forfeited	(81,212)	193.55
Outstanding as of December 31, 2014	637,033	179.62
Exercisable as of December 31, 2014	339,177	136.61
In addition, 59,990 stock options were modified in 2014 resulting in incremental compensation expense of $1.3 million.
Selected amounts pertaining to stock option exercises are as follows:

	2014	2013	2012
	(in millions)
Cash received from stock option exercises	$17.6	$10.3	$14.6
Actual tax benefit realized from stock option exercises	$10.2	$11.9	$36.9
Pre-tax intrinsic value of stock options exercised	$31.1	$38.6	$95.2

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2014:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Shares	Weighted- Average Remaining Contractual Term (years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value(1) (in millions)	Shares	Weighted- Average Remaining Contractual Term (years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value(1) (in millions)
$ 14.83 - $ 20.00	2,800	1.1	$16.87	$0.7	2,800	1.1	$16.87	$0.7
$ 20.01 - $100.00	122,024	4.7	73.09	24.3	122,024	4.7	73.09	24.3
$100.01 - $207.95	512,209	7.6	205.89	34.1	214,353	6.1	174.34	21.1
	637,033	7.0	179.62	$59.1	339,177	5.6	136.61	$46.1
_______________________________________________________________________________

(1)
The aggregate intrinsic value represents the total pre-tax intrinsic value, based on our closing stock price of $272.54 on December 31, 2014, which would have been received by the option holders had all option holders exercised their options as of that date.

Restricted Stock Awards, Restricted Stock Units and Performance Share Units
The fair value of a restricted stock award (RSA) or a restricted stock unit (RSU) is equal to the number of awards multiplied by the closing market price of our common stock on the date of grant. We estimated the fair value of each performance share unit (PSU) on the date of grant using a Monte Carlo simulation. Awards granted to key employees vest three years from the date of grant. The RSAs awarded to non-management members of our Board of Directors vest the earlier of one year from the date of the grant or the date of the next annual stockholder meeting. During the vesting period, the holders of the RSAs, RSUs and PSUs are entitled to dividends and voting rights.
A summary of restricted stock activity during the year ended December 31, 2014 is presented below:

	Restricted Stock Awards		Restricted Stock Units		Performance Share Units
	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted- Average Grant-Date Fair Value	Shares	Weighted-Average Grant-Date Fair Value
Outstanding as of December 31, 2013	74,003	$200.11	—	$—	—	$—
Granted	4,175	248.79	8,170	255.79	5,255	388.23
Restrictions lapsed (vested)	(34,571)	203.43	—	—	—	—
Forfeited	(13,136)	192.59	—	—	—	—
Outstanding as of December 31, 2014	30,471	198.79	8,170	255.79	5,255	388.23
In addition, 16,099 restricted stock awards were modified in 2014 resulting in incremental compensation expense of $0.9 million.
The weighted-average grant date fair value of restricted stock awards granted in 2014, 2013 and 2012 was $248.79, $189.42 and $201.22, respectively.
Selected amounts pertaining to restricted stock awards that vested are as follows:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Actual tax benefit realized from restricted stock vested	$3.0	$3.4	$2.9
Fair value of restricted stock vested	$8.6	$10.0	$7.6

Compensation Cost
Compensation cost is recorded primarily in selling, general and administrative expenses. The following table summarizes stock-based compensation costs and related income tax benefits.

	Year ended December 31,
	2014	2013	2012
	(in millions)
Stock-based compensation expense(1)(2)	$16.8	$12.6	$11.1
Income tax benefit	(6.1)	(4.6)	(4.0)
Stock-based compensation expense, net of income taxes	$10.7	$8.0	$7.1
_______________________________________________________________________________

(1)	In 2014, includes incremental compensation expense of $2.2 million related to the modification of 59,990 stock options and 16,099 RSAs.

(2)
In addition to our expense associated with the Plan and predecessor plans, TNCLP also recognizes stock-based compensation expense for phantom units provided to non-employee directors of TNGP. The expense (income) resulting from these market-based liability awards amounted to $(0.1) million, zero and $0.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Stock-based compensation expense reported in our consolidated statements of operations and consolidated statements of cash flows includes this phantom unit expense (income).

As of December 31, 2014, pre-tax unrecognized compensation cost, net of estimated forfeitures, was $12.0 million for stock options, which will be recognized over a weighted-average period of 1.8 years, and $4.4 million for restricted stock, which will be recognized over a weighted-average period of 1.7 years.
An excess tax benefit is generated when the realized tax benefit from the vesting of restricted stock, or a stock option exercise, exceeds the previously recognized deferred tax asset. Excess tax benefits are required to be reported as a financing cash inflow rather than a reduction of taxes paid. The excess tax benefits in 2014, 2013 and 2012 totaled $8.7 million, $13.5 million and $36.1 million, respectively.
21.   Asset Retirement Obligations
Asset retirement obligations (AROs) are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal operation of such assets. AROs are initially recognized as incurred when sufficient information exists to estimate fair value. We have AROs at our nitrogen fertilizer manufacturing complexes and at our distribution and storage facilities that are conditional upon cessation of operations. These AROs include certain decommissioning activities as well as the removal and disposal of certain chemicals, waste materials, structures, equipment, vessels, piping and storage tanks. Also included are reclamation of land and the closure of certain effluent ponds. A liability has not been recorded for these conditional AROs. The most recent estimate of the aggregate cost of these AROs expressed in 2014 dollars is $51.0 million. We have not recorded a liability for these conditional AROs as of December 31, 2014 because we do not believe there is currently a reasonable basis for estimating a date or range of dates of cessation of operations at these facilities, which is necessary in order to estimate fair value. In reaching this conclusion, we considered the historical performance of each facility and have taken into account factors such as planned maintenance, asset replacements and upgrades of plant and equipment, which if conducted as in the past, can extend the physical lives of our nitrogen manufacturing facilities indefinitely. We also considered the possibility of changes in technology, risk of obsolescence, and availability of raw materials in arriving at our conclusion.
We previously had recorded AROs associated with phosphogypsum stack systems and mine reclamation of our former phosphate operations in Florida. On March 17, 2014, we completed the sale of our phosphate mining and manufacturing business to Mosaic. Mosaic assumed certain liabilities related to the phosphate mining and manufacturing business, including the responsibility for closure, water treatment and long-term maintenance and monitoring of the phosphogypsum stacks at the Plant City and Bartow complexes. Mosaic also received the value of the phosphate mining and manufacturing business's asset retirement obligation trust and escrow funds totaling approximately $200 million. See further discussion related to Florida environmental matters in Note 24—Contingencies. The assets and liabilities sold to Mosaic, including the AROs, were classified as held for sale as of December 31, 2013. See Note 22—Assets and Liabilities Held for Sale for additional information regarding the previously recorded AROs and the sale of our phosphate mining and manufacturing business.

22.   Assets and Liabilities Held for Sale
In October 2013, we entered into a definitive agreement with Mosaic to sell our entire phosphate mining and manufacturing business, which was located in Florida, for a purchase price of approximately $1.4 billion in cash and entered into two agreements to supply ammonia to Mosaic. The first agreement provides for us to supply between 600,000 and 800,000 tons of ammonia per year from our Donaldsonville, Louisiana nitrogen complex beginning no later than 2017. The second agreement provides for us to supply approximately 300,000 tons of ammonia per year sourced from our PLNL joint venture, beginning at the closing of the phosphate business sale transaction. We completed the sale of our phosphate mining and manufacturing business to Mosaic on March 17, 2014.
The phosphate mining and manufacturing business assets we sold in the Transaction included the Hardee County Phosphate Rock Mine; the Plant City Phosphate Complex; an ammonia terminal, phosphate warehouse and dock at the Port of Tampa; and the site of the former Bartow Phosphate Complex. In addition, Mosaic assumed certain liabilities related to the phosphate mining and manufacturing business, including responsibility for closure, water treatment and long-term maintenance and monitoring of the phosphogypsum stacks at the Plant City and Bartow complexes. We also transferred to Mosaic the value of the phosphate mining and manufacturing business asset retirement obligation trust and escrow funds totaling approximately $200 million. Pursuant to the terms of the Purchase Agreement related to the sale of phosphate business, Mosaic also assumed certain environmental matters and we have agreed to indemnify Mosaic with respect to losses arising out of these matters, subject to a maximum indemnification cap and the other terms of the Purchase Agreement. See further discussion related to Florida environmental matters in Note 24—Contingencies.
The assets and liabilities of our phosphate business segment sold to and assumed by Mosaic comprised a disposal group that was classified on our December 31, 2013 consolidated balance sheet as assets or liabilities held for sale. The accounts receivable and accounts payable pertaining to the phosphate mining and manufacturing business and certain phosphate inventory held in distribution facilities were not sold to Mosaic in the Transaction and were retained by us and were settled in the ordinary course. These retained assets and liabilities of our phosphate segment were not included in assets or liabilities held for sale as of December 31, 2013. Effective November 1, 2013, depreciation ceased on amounts in property, plant and equipment classified as held for sale. The depreciation that would have been recorded for November and December 2013 was estimated at approximately $8.1 million. The contract to supply ammonia to the disposed business from our PLNL joint venture represents the continuation of a supply arrangement that historically had been maintained between the phosphate mining and manufacturing business and other operations of the Company and its subsidiaries. Because of the significance of this continuing supply arrangement, in accordance with U.S. GAAP, the phosphate mining and manufacturing business is not reported as discontinued operations in our consolidated statement of operations.
The following table summarizes the classes of assets and liabilities held for sale as of December 31, 2013:

December 31, 2013
(in millions)
Inventories	$74.3
Total current assets	74.3
Property, plant and equipment, net	467.2
Asset retirement obligation funds	203.7
Goodwill	0.9
Other assets	7.2
Total assets held for sale	$753.3
Accrued expenses	$14.7
Asset retirement obligations—current	12.1
Total current liabilities	26.8
Asset retirement obligations	154.5
Total liabilities held for sale	$181.3

23.   Leases
We have operating leases for certain property and equipment under various noncancelable agreements, the most significant of which are rail car leases and barge tow charters for the distribution of fertilizer. The rail car leases currently have minimum terms ranging from two to ten years and the barge charter commitments range from approximately two to seven years. We also have terminal and warehouse storage agreements for our distribution system, some of which contain minimum throughput requirements. The storage agreements contain minimum terms generally ranging from one to three years and commonly contain automatic annual renewal provisions thereafter unless canceled by either party.
Future minimum payments under noncancelable operating leases as of December 31, 2014 are shown below.

Operating Lease Payments
(in millions)
2015	$96.6
2016	94.9
2017	78.3
2018	61.6
2019	49.1
Thereafter	101.4
$481.9
Total rent expense for cancelable and noncancelable operating leases was $92.9 million for 2014, $98.9 million for 2013 and $89.7 million for 2012.
24.   Contingencies
Litigation
West Fertilizer Co.
In April 2013, there was a fire and explosion at the West Fertilizer Co. fertilizer storage and distribution facility in West, Texas. According to published reports, 15 people were killed and approximately 200 people were injured in the incident, and the fire and explosion damaged or destroyed a number of homes and buildings around the facility. We have been named as defendants in lawsuits filed in 2013 and 2014 in the District Court of McLennan County, Texas by the City of West, individual residents of the County and other parties seeking recovery for damages allegedly sustained as a result of the explosion. Plaintiffs allege various theories of negligence, strict liability and breach of warranty under Texas law. Although we do not own or operate the facility or directly sell our products to West Fertilizer Co., products we have manufactured and sold to others have been delivered to the facility and may have been stored at the West facility at the time of the incident. Based on our assessment of the pending lawsuits, we believe that we have strong legal and factual defenses to the claims and intend to defend ourselves vigorously in the pending lawsuits and any other claims brought against us in connection with the incident.
Other Litigation
From time to time, we are subject to ordinary, routine legal proceedings related to the usual conduct of our business, including proceedings regarding public utility and transportation rates, environmental matters, taxes and permits relating to the operations of our various plants and facilities. Based on the information available as of the date of this filing, we believe that the ultimate outcome of these routine matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Environmental
Louisiana Environmental Matters
Clean Air Act—Section 185 Fee
Our Donaldsonville nitrogen complex is located in a five-parish region near Baton Rouge, Louisiana that, as of 2005, was designated as being in "severe" nonattainment with respect to the national ambient air quality standard (NAAQS) for ozone (the 1-hour ozone standard) pursuant to the Federal Clean Air Act (the Act). Section 185 of the Act requires states, in their state implementation plans, to levy a fee (Section 185 fee) on major stationary sources (such as the Donaldsonville complex) located in a severe nonattainment area that did not meet the 1-hour ozone standard by November 30, 2005. The fee was to be assessed for each calendar year (beginning in 2006) until the area achieved compliance with the ozone NAAQS.
Prior to the imposition of Section 185 fees, the EPA adopted a new ozone standard (the 8-hour ozone standard) and rescinded the 1-hour ozone standard. The Baton Rouge area was designated as a "moderate" nonattainment area with respect to the 8-hour ozone standard. However, because Section 185 fees had never been assessed prior to the rescission of the 1-hour ozone standard (rescinded prior to the November 30, 2005 ozone attainment deadline), the EPA concluded in a 2004 rulemaking implementing the 8-hour ozone standard that the Act did not require states to assess Section 185 fees. As a result, Section 185 fees were not assessed against us and other companies located in the Baton Rouge area.
In 2006, the federal D.C. Circuit Court of Appeals rejected the EPA's position and held that Section 185 fees were controls that must be maintained and fees should have been assessed under the Act. In January 2008, the U.S. Supreme Court declined to accept the case for review, making the appellate court's decision final.
In July 2011, the EPA approved a revision to Louisiana's air pollution program that eliminated the requirement for Baton Rouge area companies to pay Section 185 fees, based on Baton Rouge's ultimate attainment of the 1- hour standard through permanent and enforceable emissions reductions. EPA's approval of the Louisiana air program revision became effective on August 8, 2011. However, a recent decision by the federal D.C. Circuit Court of Appeals struck down a similar, but perhaps distinguishable, EPA guidance document regarding alternatives to Section 185 fees. At this time, the viability of EPA's approval of Louisiana's elimination of Section 185 fees is uncertain. Regardless of the approach ultimately adopted by the EPA, we expect that it is likely to be challenged by the environmental community, the states, and/or affected industries. Therefore, the costs associated with compliance with the Act cannot be determined at this time, and we cannot reasonably estimate the impact on our consolidated financial position, results of operations or cash flows.
Furthermore, the area has seen significant reductions in ozone levels, attributable to federal and state regulations and community involvement. Preliminary ozone design values computed for the Baton Rouge nonattainment area suggest the area has achieved attainment with the 2008 8‑hour ozone standard. A determination from EPA was issued on April 4, 2014 indicating that the Baton Rouge area is currently attaining the 2008 8‑hour ozone standard. The determination is based on a recent review of air quality data from 2011‑2013. Additional revisions to the ozone NAAQS, like the proposed rule that would strengthen the ozone standard that was announced on November 25, 2014, may affect the longevity and long-term consequences of this determination.
Clean Air Act Information Request
On February 26, 2009, we received a letter from the EPA under Section 114 of the Act requesting information and copies of records relating to compliance with New Source Review and New Source Performance Standards at our Donaldsonville facility. We have completed the submittal of all requested information. There has been no further contact from the EPA regarding this matter.
Florida Environmental Matters
On March 17, 2014, we completed the sale of our phosphate mining and manufacturing business, which was located in Florida, to Mosaic. Pursuant to the terms of the Purchase Agreement, Mosaic has assumed the following environmental matters and we have agreed to indemnify Mosaic with respect to losses arising out of the matters below, subject to a maximum indemnification cap and the other terms of the Purchase Agreement.
Clean Air Act Notice of Violation
We received a Notice of Violation (NOV) from the EPA by letter dated June 16, 2010, alleging that we violated the Prevention of Significant Deterioration (PSD) Clean Air Act regulations relating to certain projects undertaken at the former Plant City, Florida facility's sulfuric acid plants. This NOV further alleges that the actions that are the basis for the alleged PSD violations also resulted in violations of Title V air operating permit regulations. Finally, the NOV alleges that we failed to comply with certain compliance dates established by hazardous air pollutant regulations for phosphoric acid manufacturing plants and phosphate fertilizer production plants. We had several meetings with the EPA with respect to this matter prior to our sale of the phosphate mining and manufacturing business in March 2014. We do not know at this time if this matter will be settled prior to initiation of formal legal action.
We cannot estimate the potential penalties, fines or other expenditures, if any, that may result from the Clean Air Act NOV and, therefore, we cannot determine if the ultimate outcome of this matter will have a material impact on our consolidated financial position, results of operations or cash flows.

EPCRA/CERCLA Notice of Violation
By letter dated July 6, 2010, the EPA issued a NOV to us alleging violations of Section 313 of the Emergency Planning and Community Right-to-Know Act (EPCRA) in connection with the former Plant City facility. EPCRA requires annual reports to be submitted with respect to the use of certain toxic chemicals. The NOV also included an allegation that we violated Section 304 of EPCRA and Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) by failing to file a timely notification relating to the release of hydrogen fluoride above applicable reportable quantities. We do not know at this time if this matter will be settled prior to initiation of formal legal action.
We do not expect that penalties or fines, if any, that may arise out of the EPCRA/CERCLA matter will have a material impact on our consolidated financial position, results of operations or cash flows.
Other
CERCLA/Remediation Matters
From time to time, we receive notices from governmental agencies or third parties alleging that we are a potentially responsible party at certain cleanup sites under CERCLA or other environmental cleanup laws. In 2011, we received a notice from the Idaho Department of Environmental Quality (IDEQ) that alleged that we were a potentially responsible party for the cleanup of a former phosphate mine site we owned in the late 1950s and early 1960s located in Georgetown Canyon, Idaho. The current owner of the property and a former mining contractor received similar notices for the site. In 2014, we and the current property owner entered into a Consent Order with IDEQ and the U.S. Forest Service to conduct a remedial investigation and feasibility study of the site. We are not able to estimate at this time our potential liability, if any, with respect to the cleanup of the site. However, based on currently available information, we do not expect that any remedial or financial obligations to which we may be subject involving this or other cleanup sites will have a material adverse effect on our business, financial condition, results of operations or cash flows.
25.   Supplemental Cash Flow Information
The following provides additional information relating to cash flow activities:

	Year ended December 31,
	2014	2013	2012
	(in millions)
Cash paid during the year for
Interest—net of interest capitalized	$141.2	$135.3	$102.7
Income taxes—net of refunds	781.2	847.4	1,073.7

Supplemental disclosure of noncash investing and financing activities:
Change in capitalized expenditures in accounts payable and accrued expenses	50.1	204.9	9.0
Change in accrued share repurchases	(11.2)	40.3	—

26.   Related Party Transactions
We own 50% of the common shares of Keytrade, a global fertilizer trading company headquartered near Zurich, Switzerland. Prior to our sale of the phosphate business in March 2014, we utilized Keytrade as our exclusive exporter of phosphate fertilizers from North America. Profits resulting from sales with Keytrade are eliminated until realized by Keytrade. Our sales to Keytrade were $151.8 million, $423.5 million and $397.4 million for 2014, 2013 and 2012, respectively. Accounts receivable—net includes $0.7 million and $42.2 million due from Keytrade as of December 31, 2014 and 2013, respectively. See Note 10—Equity Method Investments for additional information on Keytrade and information on related party transactions with our PLNL and GrowHow joint ventures.

27.   Quarterly Data—Unaudited
The following tables present the unaudited quarterly results of operations for the eight quarters ended December 31, 2014. This quarterly information has been prepared on the same basis as the consolidated financial statements and, in the opinion of management, reflects all adjustments necessary for the fair representation of the information for the periods presented. This data should be read in conjunction with the audited consolidated financial statements and related disclosures. Operating results for any quarter apply to that quarter only and are not necessarily indicative of results for any future period.

	Three months ended,
	March 31	June 30	September 30	December 31	Full Year
	(in millions, except per share amounts)
2014
Net sales	$1,132.6	$1,472.7	$921.4	$1,216.5	$4,743.2
Gross margin	442.8	590.3	301.1	444.3	1,778.5
Unrealized losses on derivatives(1)	(27.5)	(36.9)	(15.5)	(43.2)	(123.1)
Net earnings attributable to common stockholders(2)	708.5	312.6	130.9	238.3	1,390.3
Net earnings per share attributable to common stockholders(2)
Basic(3)	12.94	6.12	2.63	4.83	27.16
Diluted(3)	12.90	6.10	2.62	4.82	27.08
2013
Net sales	$1,336.5	$1,714.9	$1,097.0	$1,326.3	$5,474.7
Gross margin	675.1	865.2	386.1	593.8	2,520.2
Unrealized gains (losses) on derivatives(1)	8.8	(14.4)	15.7	55.8	65.9
Net earnings attributable to common stockholders	406.5	498.2	234.1	325.8	1,464.6
Net earnings per share attributable to common stockholders
Basic(3)	6.53	8.43	4.09	5.73	24.87
Diluted(3)	6.47	8.38	4.07	5.71	24.74
_______________________________________________________________________________

(1)	Amounts represent pre-tax unrealized gains (losses) on derivatives included in gross margin. See Note 16—Derivative Financial Instruments, for additional information.

(2)
For the three months ended March 31, 2014, net earnings attributable to common stockholders includes an after-tax gain of $461.0 million from the sale of the phosphate business, and net earnings per share attributable to common stockholders, basic and diluted, include the per share impact of $8.39. During the fourth quarter of 2014, the purchase price was finalized which increased the after-tax gain to $462.8 million for the year ended December 31, 2014, which also increased the per share impact on net earnings attributable to common stockholders, basic and diluted, to $9.01. See Note 4—Phosphate Business Disposition, for additional information.

(3)	The sum of the four quarters is not necessarily the same as the total for the year.

28.   Condensed Consolidating Financial Statements
The following condensed consolidating financial information is presented in accordance with SEC Regulation S-X Rule 3-10, Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered, and relates to the senior notes (the Notes) issued by CF Industries, Inc. (CF Industries), a 100% owned subsidiary of CF Industries Holdings, Inc. (Parent), described in Note 14—Financing Agreements, and the full and unconditional guarantee of such Notes by Parent and to debt securities of CF Industries, and the full and unconditional guarantee thereof by Parent, that may be offered and sold from time to time under the registration statement on Form S-3 filed by Parent and CF Industries with the SEC on April 22, 2013. In the event that a subsidiary of Parent, other than CF Industries, becomes a borrower or a guarantor under the Credit Agreement (or any renewal, replacement or refinancing thereof), such subsidiary would be required to become a guarantor of the Notes, provided that such requirement will no longer apply with respect to the Notes due in 2023, 2034, 2043 and 2044 following the repayment of the Notes due in 2018 and 2020 or the subsidiaries of Parent, other than CF Industries, otherwise becoming no longer subject to such a requirement to guarantee the Notes due in 2018 and 2020. As of December 31, 2014, none of such subsidiaries of Parent was, or was required to be, a guarantor of the Notes. For purposes of the presentation of condensed consolidating financial information, the subsidiaries of Parent other than CF Industries are referred to as the Other Subsidiaries.
Presented below are condensed consolidating statements of operations and statements of cash flows for Parent, CF Industries and the Other Subsidiaries for the years ended December 31, 2014, 2013 and 2012 and condensed consolidating balance sheets for Parent, CF Industries and the Other Subsidiaries as of December 31, 2014 and 2013. The condensed consolidating financial information presented below is not necessarily indicative of the financial position, results of operations, comprehensive income or cash flows of Parent, CF Industries or the Other Subsidiaries on a stand-alone basis.
In these condensed consolidating financial statements, investments in subsidiaries are presented under the equity method, in which our investments are recorded at cost and adjusted for our ownership share of a subsidiary's cumulative results of operations, distributions and other equity changes, and the eliminating entries reflect primarily intercompany transactions such as sales, accounts receivable and accounts payable and the elimination of equity investments and earnings of subsidiaries.

Condensed Consolidating Statement of Operations

	Year ended December 31, 2014
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$712.2	$5,073.4	$(1,042.4)	$4,743.2
Cost of sales	—	528.6	3,478.5	(1,042.4)	2,964.7
Gross margin	—	183.6	1,594.9	—	1,778.5
Selling, general and administrative expenses	2.8	13.5	135.6	—	151.9
Other operating—net	—	(5.0)	58.3	—	53.3
Total other operating costs and expenses	2.8	8.5	193.9	—	205.2
Gain on sale of phosphate business	—	764.5	(14.4)	—	750.1
Equity in earnings of operating affiliates	—	—	43.1	—	43.1
Operating earnings (losses)	(2.8)	939.6	1,429.7	—	2,366.5
Interest expense	—	246.9	(68.5)	(0.2)	178.2
Interest income	—	(0.2)	(0.9)	0.2	(0.9)
Net (earnings) of wholly-owned subsidiaries	(1,392.0)	(969.2)	—	2,361.2	—
Other non-operating—net	(0.1)	—	2.0	—	1.9
Earnings before income taxes and equity in earnings (losses) of non-operating affiliates	1,389.3	1,662.1	1,497.1	(2,361.2)	2,187.3
Income tax provision (benefit)	(1.0)	270.0	504.0	—	773.0
Equity in earnings (losses) of non-operating affiliates—net of taxes	—	(0.1)	22.6	—	22.5
Net earnings	1,390.3	1,392.0	1,015.7	(2,361.2)	1,436.8
Less: Net earnings attributable to noncontrolling interest	—	—	46.5	—	46.5
Net earnings attributable to common stockholders	$1,390.3	$1,392.0	$969.2	$(2,361.2)	$1,390.3

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2014
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Net earnings	$1,390.3	$1,392.0	$1,015.7	$(2,361.2)	$1,436.8
Other comprehensive income (losses)	(117.2)	(117.2)	(117.2)	234.4	(117.2)
Comprehensive income	1,273.1	1,274.8	898.5	(2,126.8)	1,319.6
Less: Comprehensive income attributable to noncontrolling interest	—	—	46.5	—	46.5
Comprehensive income attributable to common stockholders	$1,273.1	$1,274.8	$852.0	$(2,126.8)	$1,273.1

Condensed Consolidating Statement of Operations

	Year ended December 31, 2013
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$1,105.8	$5,767.5	$(1,398.6)	$5,474.7
Cost of sales	—	886.0	3,463.0	(1,394.5)	2,954.5
Gross margin	—	219.8	2,304.5	(4.1)	2,520.2
Selling, general and administrative expenses	2.7	11.8	151.5	—	166.0
Other operating—net	—	7.6	(23.4)	—	(15.8)
Total other operating costs and expenses	2.7	19.4	128.1	—	150.2
Equity in earnings of operating affiliates	—	—	41.7	—	41.7
Operating earnings (losses)	(2.7)	200.4	2,218.1	(4.1)	2,411.7
Interest expense	—	155.1	(1.8)	(1.1)	152.2
Interest income	—	(0.9)	(4.9)	1.1	(4.7)
Net (earnings) of wholly-owned subsidiaries	(1,466.4)	(1,423.0)	—	2,889.4	—
Other non-operating—net	—	(0.4)	54.9	—	54.5
Earnings before income taxes and equity in earnings (losses) of non-operating affiliates	1,463.7	1,469.6	2,169.9	(2,893.5)	2,209.7
Income tax provision	(0.9)	3.0	684.4	—	686.5
Equity in earnings (losses) of non-operating affiliates—net of taxes	—	(0.2)	9.8	—	9.6
Net earnings	1,464.6	1,466.4	1,495.3	(2,893.5)	1,532.8
Less: Net earnings attributable to noncontrolling interest	—	—	72.3	(4.1)	68.2
Net earnings attributable to common stockholders	$1,464.6	$1,466.4	$1,423.0	$(2,889.4)	$1,464.6

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2013
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Net earnings	$1,464.6	$1,466.4	$1,495.3	$(2,893.5)	$1,532.8
Other comprehensive income (losses)	7.0	7.0	(40.1)	32.4	6.3
Comprehensive income	1,471.6	1,473.4	1,455.2	(2,861.1)	1,539.1
Less: Comprehensive income attributable to noncontrolling interest	—	—	72.3	(4.8)	67.5
Comprehensive income attributable to common stockholders	$1,471.6	$1,473.4	$1,382.9	$(2,856.3)	$1,471.6

Condensed Consolidating Statement of Operations

	Year ended December 31, 2012
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$3,747.9	$2,514.5	$(158.4)	$6,104.0
Cost of sales	—	1,854.6	1,287.2	(151.1)	2,990.7
Gross margin	—	1,893.3	1,227.3	(7.3)	3,113.3
Selling, general and administrative expenses	2.5	128.0	21.3	—	151.8
Other operating—net	—	24.0	25.1	—	49.1
Total other operating costs and expenses	2.5	152.0	46.4	—	200.9
Equity in earnings of operating affiliates	—	4.9	42.1	—	47.0
Operating earnings (losses)	(2.5)	1,746.2	1,223.0	(7.3)	2,959.4
Interest expense	—	126.8	10.1	(1.6)	135.3
Interest income	—	(1.4)	(4.5)	1.6	(4.3)
Net (earnings) of wholly-owned subsidiaries	(1,851.2)	(792.8)	—	2,644.0	—
Other non-operating—net	—	—	(1.1)	—	(1.1)
Earnings before income taxes and equity in earnings (losses) of non-operating affiliates	1,848.7	2,413.6	1,218.5	(2,651.3)	2,829.5
Income tax provision	—	562.2	402.0	—	964.2
Equity in earnings (losses) of non-operating affiliates—net of taxes	—	(0.2)	58.3	—	58.1
Net earnings	1,848.7	1,851.2	874.8	(2,651.3)	1,923.4
Less: Net earnings attributable to noncontrolling interest	—	—	82.0	(7.3)	74.7
Net earnings attributable to common stockholders	$1,848.7	$1,851.2	$792.8	$(2,644.0)	$1,848.7

Condensed Consolidating Statement of Comprehensive Income

	Year ended December 31, 2012
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Net earnings	$1,848.7	$1,851.2	$874.8	$(2,651.3)	$1,923.4
Other comprehensive income (losses)	49.6	49.6	23.6	(72.4)	50.4
Comprehensive income	1,898.3	1,900.8	898.4	(2,723.7)	1,973.8
Less: Comprehensive income attributable to noncontrolling interest	—	—	82.0	(6.6)	75.4
Comprehensive income attributable to common stockholders	$1,898.3	$1,900.8	$816.4	$(2,717.1)	$1,898.4

Condensed Consolidating Balance Sheet

	December 31, 2014
	Parent	CF Industries	Other Subsidiaries	Eliminations and Reclassifications	Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$—	$105.7	$1,890.9	$—	$1,996.6
Restricted cash	—	—	86.1	—	86.1
Accounts and notes receivable—net	—	2,286.5	651.9	(2,746.9)	191.5
Inventories	—	—	202.9	—	202.9
Prepaid income taxes	1.9	—	34.8	(1.9)	34.8
Deferred income taxes	—	—	84.0	—	84.0
Other current assets	—	—	18.6	—	18.6
Total current assets	1.9	2,392.2	2,969.2	(2,748.8)	2,614.5
Property, plant and equipment—net	—	—	5,525.8	—	5,525.8
Investments in and advances to affiliates	6,212.5	9,208.7	861.5	(15,421.2)	861.5
Due from affiliates	570.7	—	1.7	(572.4)	—
Goodwill	—	—	2,092.8	—	2,092.8
Other assets	—	65.1	178.5	—	243.6
Total assets	$6,785.1	$11,666.0	$11,629.5	$(18,742.4)	$11,338.2
Liabilities and Equity
Current liabilities:
Accounts and notes payable and
accrued expenses	$2,575.4	$207.7	$553.8	$(2,747.0)	$589.9
Income taxes payable	—	10.8	7.1	(1.9)	16.0
Customer advances	—	—	325.4	—	325.4
Other current liabilities	—	—	48.4	—	48.4
Total current liabilities	2,575.4	218.5	934.7	(2,748.9)	979.7
Long-term debt	—	4,592.5	—	—	4,592.5
Deferred income taxes	—	34.8	783.8	—	818.6
Due to affiliates	—	572.4	—	(572.4)	—
Other noncurrent liabilities	—	35.3	339.6	—	374.9
Equity:
Stockholders' equity:
Preferred stock	—	—	16.4	(16.4)	—
Common stock	0.5	—	1.1	(1.1)	0.5
Paid-in capital	1,415.9	(12.6)	8,283.5	(8,270.9)	1,415.9
Retained earnings	3,175.3	6,384.9	1,067.8	(7,452.7)	3,175.3
Treasury stock	(222.2)	—	—	—	(222.2)
Accumulated other comprehensive
income (loss)	(159.8)	(159.8)	(160.2)	320.0	(159.8)
Total stockholders' equity	4,209.7	6,212.5	9,208.6	(15,421.1)	4,209.7
Noncontrolling interest	—	—	362.8	—	362.8
Total equity	4,209.7	6,212.5	9,571.4	(15,421.1)	4,572.5
Total liabilities and equity	$6,785.1	$11,666.0	$11,629.5	$(18,742.4)	$11,338.2

Condensed Consolidating Balance Sheet

	December 31, 2013
	Parent	CF Industries	Other Subsidiaries	Eliminations and Reclassifications	Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$0.1	$20.4	$1,690.3	$—	$1,710.8
Restricted cash	—	—	154.0	—	154.0
Accounts and notes receivable—net	—	287.1	1,172.2	(1,228.4)	230.9
Inventories	—	3.3	271.0	—	274.3
Prepaid income taxes	0.9	—	33.4	(0.9)	33.4
Deferred income taxes	—	—	60.0	—	60.0
Assets held for sale	—	68.1	6.2	—	74.3
Other current assets	—	—	92.4	—	92.4
Total current assets	1.0	378.9	3,479.5	(1,229.3)	2,630.1
Property, plant and equipment—net	—	—	4,101.7	—	4,101.7
Deferred income taxes	—	149.7	—	(149.7)	—
Investments in and advances to affiliates	5,193.4	8,161.1	925.8	(13,354.3)	926.0
Due from affiliates	570.7	—	1.7	(572.4)	—
Goodwill	—	—	2,095.8	—	2,095.8
Noncurrent assets held for sale	—	679.0	—	—	679.0
Other assets	—	60.7	184.8	—	245.5
Total assets	$5,765.1	$9,429.4	$10,789.3	$(15,305.7)	$10,678.1
Liabilities and Equity
Current liabilities:
Accounts and notes payable and accrued expenses	$40.6	$354.2	$715.9	$(546.6)	$564.1
Income taxes payable	—	29.1	45.1	(0.9)	73.3
Customer advances	—	—	120.6	—	120.6
Liabilities held for sale	—	26.8	—	—	26.8
Other current liabilities	648.4	0.9	84.9	(690.7)	43.5
Total current liabilities	689.0	411.0	966.5	(1,238.2)	828.3
Long-term debt	—	3,098.1	—	—	3,098.1
Deferred income taxes	—	—	982.9	(149.7)	833.2
Due to affiliates	—	572.4	—	(572.4)	—
Noncurrent liabilities held for sale	—	154.5	—	—	154.5
Other noncurrent liabilities	—	—	325.6	—	325.6
Equity:
Stockholders' equity:
Preferred stock	—	—	16.4	(16.4)	—
Common stock	0.6	—	1.1	(1.1)	0.6
Paid-in capital	1,594.3	(12.6)	7,823.0	(7,810.4)	1,594.3
Retained earnings	3,725.6	5,248.6	354.5	(5,603.1)	3,725.6
Treasury stock	(201.8)	—	—	—	(201.8)
Accumulated other comprehensive
income (loss)	(42.6)	(42.6)	(43.0)	85.6	(42.6)
Total stockholders' equity	5,076.1	5,193.4	8,152.0	(13,345.4)	5,076.1
Noncontrolling interest	—	—	362.3	—	362.3
Total equity	5,076.1	5,193.4	8,514.3	(13,345.4)	5,438.4
Total liabilities and equity	$5,765.1	$9,429.4	$10,789.3	$(15,305.7)	$10,678.1

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2014
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating Activities:
Net earnings	$1,390.3	$1,392.0	$1,015.7	$(2,361.2)	$1,436.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	—	6.8	385.7	—	392.5
Deferred income taxes	—	136.0	(117.5)	—	18.5
Stock-based compensation expense	16.6	—	—	—	16.6
Excess tax benefit from stock-based compensation	(8.7)	—	—	—	(8.7)
Unrealized loss on derivatives	—	—	119.2	—	119.2
Gain on sale of phosphate business	—	(764.5)	14.4	—	(750.1)
Loss on disposal of property, plant and equipment	—	—	3.7	—	3.7
Undistributed loss (earnings) of affiliates—net	(1,391.9)	(969.2)	(11.6)	2,361.2	(11.5)
Due to/from affiliates—net	8.8	1.7	(10.5)	—	—
Changes in:
Accounts and notes receivable—net	—	(285.3)	658.2	(336.8)	36.1
Inventories	—	4.3	59.5	—	63.8
Accrued and prepaid income taxes	(1.0)	(18.3)	(37.5)	—	(56.8)
Accounts and notes payable and accrued expenses	(3.3)	376.8	(763.5)	336.8	(53.2)
Customer advances	—	—	204.8	—	204.8
Other—net	—	5.4	(8.5)	—	(3.1)
Net cash provided by (used in) operating activities	10.8	(114.3)	1,512.1	—	1,408.6
Investing Activities:
Additions to property, plant and equipment	—	(18.3)	(1,790.2)	—	(1,808.5)
Proceeds from sale of property, plant and equipment	—	—	11.0	—	11.0
Proceeds from sale of phosphate business	—	911.5	460.5	—	1,372.0
Sales and maturities of short-term and auction rate securities	—	5.0	—	—	5.0
Deposits to restricted cash funds	—	—	(505.0)	—	(505.0)
Withdrawals from restricted cash funds	—	—	573.0	—	573.0
Other—net	—	—	9.0	—	9.0
Net cash provided by (used in) investing activities	—	898.2	(1,241.7)	—	(343.5)
Financing Activities:
Proceeds from long-term borrowings	—	1,494.2	—	—	1,494.2
Short-term debt—net	1,897.7	(2,176.0)	278.3	—	—
Financing fees	—	(16.0)	—	—	(16.0)
Purchases of treasury stock	(1,934.9)	—	—	—	(1,934.9)
Dividends paid on common stock	(255.7)	(255.7)	(255.9)	511.6	(255.7)
Distributions to/from noncontrolling interest	—	—	(46.0)	—	(46.0)
Issuances of common stock under employee stock plans	17.6	—	—	—	17.6
Excess tax benefit from stock-based compensation	8.7	—	—	—	8.7
Dividends to/from affiliates	255.7	255.9	—	(511.6)	—
Other—net	—	(1.0)	(42.0)	—	(43.0)
Net cash used in financing activities	(10.9)	(698.6)	(65.6)	—	(775.1)
Effect of exchange rate changes on cash and cash equivalents	—	—	(4.2)	—	(4.2)
Increase (decrease) in cash and cash equivalents	(0.1)	85.3	200.6	—	285.8
Cash and cash equivalents at beginning of period	0.1	20.4	1,690.3	—	1,710.8
Cash and cash equivalents at end of period	$—	$105.7	$1,890.9	$—	$1,996.6

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2013
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating Activities:
Net earnings	$1,464.6	$1,466.4	$1,495.3	$(2,893.5)	$1,532.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	—	47.8	362.8	—	410.6
Deferred income taxes	—	(21.3)	(13.0)	—	(34.3)
Stock-based compensation expense	12.6	—	—	—	12.6
Excess tax benefit from stock-based compensation	(13.5)	—	—	—	(13.5)
Unrealized gain on derivatives	—	—	(59.3)	—	(59.3)
Loss on disposal of property, plant and equipment	—	—	5.6	—	5.6
Undistributed loss (earnings) of affiliates—net	(1,466.4)	(1,427.0)	(11.4)	2,893.5	(11.3)
Due to / from affiliates—net	13.5	—	(13.5)	—	—
Changes in:
Accounts and notes receivable—net	—	(220.8)	(293.4)	514.6	0.4
Inventories	—	(11.8)	(68.5)	—	(80.3)
Accrued and prepaid income taxes	(0.9)	23.6	(176.1)	—	(153.4)
Accounts and notes payable and accrued expenses	(2.8)	305.4	261.5	(514.6)	49.5
Customer advances	—	—	(260.1)	—	(260.1)
Other—net	—	3.9	63.6	—	67.5
Net cash provided by operating activities	7.1	166.2	1,293.5	—	1,466.8
Investing Activities:
Additions to property, plant and equipment	—	(58.9)	(764.9)	—	(823.8)
Proceeds from sale of property, plant and equipment	—	—	12.6	—	12.6
Sales and maturities of short-term and auction rate securities	—	13.5	—	—	13.5
Canadian terminal acquisition	—	—	(72.5)	—	(72.5)
Deposits to restricted cash funds	—	—	(154.0)	—	(154.0)
Deposits to asset retirement obligation funds	—	(2.9)	—	—	(2.9)
Other—net	—	—	7.8	—	7.8
Net cash used in investing activities	—	(48.3)	(971.0)	—	(1,019.3)
Financing Activities:
Proceeds from long-term borrowings	—	1,498.0	—	—	1,498.0
Financing fees	—	(14.5)	—	—	(14.5)
Purchases of treasury stock	(1,409.1)	—	—	—	(1,409.1)
Acquisitions of noncontrolling interests in CFL	—	(364.9)	(553.8)	—	(918.7)
Dividends paid on common stock	(129.1)	(859.0)	(129.0)	988.0	(129.1)
Distributions to/from noncontrolling interest	—	14.3	(88.0)	—	(73.7)
Issuances of common stock under employee stock plans	10.3	—	—	—	10.3
Excess tax benefit from stock-based compensation	13.5	—	—	—	13.5
Dividends to/from affiliates	859.0	129.0	—	(988.0)	—
Other—net	648.4	(941.2)	335.8	—	43.0
Net cash used in financing activities	(7.0)	(538.3)	(435.0)	—	(980.3)
Effect of exchange rate changes on cash and cash equivalents	—	—	(31.3)	—	(31.3)
Increase (decrease) in cash and cash equivalents	0.1	(420.4)	(143.8)	—	(564.1)
Cash and cash equivalents at beginning of period	—	440.8	1,834.1	—	2,274.9
Cash and cash equivalents at end of period	$0.1	$20.4	$1,690.3	$—	$1,710.8

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2012
	Parent	CF Industries	Other Subsidiaries	Eliminations	Consolidated
	(in millions)
Operating Activities:
Net earnings	$1,848.7	$1,851.2	$874.8	$(2,651.3)	$1,923.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	—	120.9	298.9	—	419.8
Deferred income taxes	—	(130.8)	(7.6)	—	(138.4)
Stock-based compensation expense	11.2	—	0.7	—	11.9
Excess tax benefit from stock-based compensation	(36.1)	—	—	—	(36.1)
Unrealized gain on derivatives	—	(68.0)	(10.8)	—	(78.8)
Loss on disposal of property, plant and equipment and non-core assets	—	2.4	3.1	—	5.5
Undistributed loss (earnings) of affiliates—net	(1,851.2)	(805.9)	(9.1)	2,651.3	(14.9)
Due to / from affiliates—net	476.7	(476.4)	(0.3)	—	—
Changes in:
Accounts and notes receivable—net	—	(344.6)	(198.9)	596.7	53.2
Margin deposits	—	0.8	—	—	0.8
Inventories	—	24.3	10.5	—	34.8
Accrued and prepaid income taxes	—	(315.4)	374.1	—	58.7
Accounts and notes payable and accrued expenses	—	597.9	24.3	(596.7)	25.5
Customer advances	—	63.5	59.8	—	123.3
Other—net	—	(28.8)	15.7	—	(13.1)
Net cash provided by operating activities	449.3	491.1	1,435.2	—	2,375.6
Investing Activities:
Additions to property, plant and equipment	—	(339.9)	(183.6)	—	(523.5)
Proceeds from sale of property, plant and equipment and non-core assets	—	12.3	4.7	—	17.0
Sales and maturities of short-term and auction rate securities	—	48.4	—	—	48.4
Deposits to asset retirement obligation funds	—	(55.4)	—	—	(55.4)
Net cash used in investing activities	—	(334.6)	(178.9)	—	(513.5)
Financing Activities:
Payments of long-term debt	—	—	(13.0)	—	(13.0)
Advances from unconsolidated affiliates	—	—	40.5	—	40.5
Repayments of advances from unconsolidated affiliates	—	—	(40.5)	—	(40.5)
Dividends paid on common stock	(102.7)	—	—	—	(102.7)
Dividends to/from affiliates	102.7	(102.7)	—	—	—
Distributions to/from noncontrolling interest	—	300.5	(532.3)	—	(231.8)
Purchases of treasury stock	(500.0)	—	—	—	(500.0)
Issuances of common stock under employee stock plans	14.6	—	—	—	14.6
Excess tax benefit from stock-based compensation	36.1	—	—	—	36.1
Net cash provided by (used in) financing activities	(449.3)	197.8	(545.3)	—	(796.8)
Effect of exchange rate changes on cash and cash equivalents	—	(12.2)	14.8	—	2.6
Increase in cash and cash equivalents	—	342.1	725.8	—	1,067.9
Cash and cash equivalents at beginning of period	—	98.7	1,108.3	—	1,207.0
Cash and cash equivalents at end of period	$—	$440.8	$1,834.1	$—	$2,274.9

29. Subsequent Event
In January 2015, we repurchased 0.4 million of the Company's common shares for $127.2 million as part of the $1.0 billion share repurchase program announced in the third quarter of 2014 (see Note 19—Stockholders' Equity). Together with the 1.4 million shares repurchased during 2014, these repurchases bring the total repurchased shares to date under this program to 1.8 million for an aggregate expenditure of $500.0 million.